Exhibit 99.2

TRADE STREET RESIDENTIAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Trade Street Residential, Inc.

We have audited the accompanying consolidated balance sheets of Trade Street Residential, Inc. (a Maryland corporation) and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits of the basic consolidated financial statements included the financial statement schedule listed in the index appearing under Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trade Street Residential, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Miami, Florida

March 13, 2015

TRADE STREET RESIDENTIAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,
	2014	2013
ASSETS
Real estate assets
Land and improvements	$88,766	$58,560
Buildings and improvements	464,002	272,849
Furniture, fixtures, and equipment	15,774	9,016

	568,542	340,425
Less accumulated depreciation	(27,475)	(14,369)

Net investment in operating properties	541,067	326,056
Land held for future development (including $0 and $1,477 of consolidated variable interest entity, respectively)	—	31,963
Real estate assets held for sale	3,492	—

Net real estate assets	544,559	358,019

Other assets
Investment in unconsolidated joint venture	—	2,421
Cash and cash equivalents (including $0 and $148 of consolidated variable interest entity, respectively)	13,308	9,037
Restricted cash and lender reserves	2,590	3,203
Deferred financing costs, net	4,599	3,022
Intangible assets, net	588	1,571
Prepaid expenses and other assets	2,475	9,560
Due from related parties	—	803
Assets related to real estate assets held for sale	549	—

	24,109	29,617

TOTAL ASSETS	$568,668	$387,636

LIABILITIES
Indebtedness	$344,756	$249,584
Accrued interest payable	887	840
Accounts payable and accrued expenses	7,531	6,119
Dividends payable	3,709	1,247
Security deposits, deferred rent and other liabilities	1,783	1,443

TOTAL LIABILITIES	358,666	259,233

Commitments & contingencies	—	—
STOCKHOLDERS’ EQUITY
Class A preferred stock; $0.01 par value; 423 shares authorized, 0 and 309 shares issued and outstanding at December 31, 2014 and 2013, respectively	—	3
Common stock, $0.01 par value per share; 1,000,000 authorized; 36,699 and 11,469 shares issued and outstanding at December 31, 2014 and 2013, respectively	367	115
Additional paid-in capital	274,733	162,681
Accumulated deficit	(80,417)	(52,053)

TOTAL STOCKHOLDERS’ EQUITY – TRADE STREET RESIDENTIAL, INC.	194,683	110,746
Noncontrolling interest	15,319	17,657

TOTAL STOCKHOLDERS’ EQUITY	210,002	128,403

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$568,668	$387,636

The accompanying notes are an integral part of these consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Years Ended December 31,
	2014	2013	2012
Property revenues
Rental revenue	$51,372	$26,261	$13,212
Other property revenues	5,495	2,696	1,248

Total property revenues	56,867	28,957	14,460

Property expenses
Property operations and maintenance	16,186	9,243	5,331
Real estate taxes and insurance	8,595	3,942	2,122

Total property expenses	24,781	13,185	7,453

Other expenses
General and administrative	8,103	8,683	3,748
Management transition expenses	10,021	—	—
Interest expense	12,942	8,947	3,751
Depreciation and amortization	19,250	11,918	4,844
Development and pursuit costs	369	180	19
Acquisition and recapitalization costs	2,675	919	2,331
Amortization of deferred financing costs	1,022	1,443	636
Loss on early extinguishment of debt	1,629	1,146	538

Total other expenses	56,011	33,236	15,867

Other income	45	88	267
Income from unconsolidated joint venture	106	67	46
Impairment associated with land holdings	(7,962)	(12,419)	—
Gains on sales of real estate assets	1,419	—	—
Gain on bargain purchase	—	6,900	—

Loss from continuing operations	(30,317)	(22,828)	(8,547)
Income (loss) from operation of discontinued rental property, including gains/losses on disposals (See Note L)	—	6,272	(4)

Net loss	(30,317)	(16,556)	(8,551)
Loss allocated to noncontrolling interest holders	1,953	2,462	1,709
Dividends declared and accreted on preferred stock and units	(693)	(940)	(376)
Dividends to restricted stockholders	—	(52)	—
Extinguishment of equity securities	1,216	11,716	—
Adjustments attributable to participating securities	44	(2,241)	—

Net income (loss) attributable to common stockholders	$(27,797)	$(5,611)	$(7,218)

Earnings (loss) per common share – basic and diluted:
Continuing operations	$(0.79)	$(1.36)	$(3.17)
Discontinued operations	—	0.72	—

Net loss per share attributable to common stockholders	$(0.79)	$(0.64)	$(3.17)

Weighted average number of shares – basic and diluted	35,325	8,762	2,278

The accompanying notes are an integral part of these consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(in thousands)

	Trade Street Residential, Inc.
	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Noncontrolling Interests	Total Equity	Temporary Equity		Class A Preferred Shares
	Shares	Amount	Shares	Amount
Equity, January 1, 2012	—	$—	96	$1	$108,303	$(31,117)	$7,150	$84,337	$
Contributions from partners and members	—	—	—	—	3,731	—	74	3,805		—	—
Distributions to partners and members	—	—	—	—	(4,209)	—	(254)	(4,463)		—	—
Net loss	—	—	—	—		(6,842)	(572)	(7,414)		(1,137)	—
Recapitalization of Feldman Mall Properties	—	—	3,408	34	(9,927)	—	10,182	289		—	—
Recapitalization costs	—	—	—	—	(868)	—	—	(868)		—	—
Transfer of stock and units to temporary equity	—	—	—	—	(37,696)	—	—	(37,696)		37,696	173
Accretion of preferred stock and preferred units	—	—	—	—	(376)	—	—	(376)		376	—
Redemption of noncontrolling interests	—	—	53	1	(1,669)	—	(5,989)	(7,657)		—	—
Private placement	—	—	178	2	2,673	—	—	2,675		—	—
Shares issued for acquisition	—	—	940	9	14,094	—	—	14,103		9,268	100
Distributions to stockholders	—	—	42	—	(496)	—	—	(496)		—	—

Equity, December 31, 2012	—	—	4,717	47	73,560	(37,959)	10,591	46,239		46,203	273

Proceeds from sale of common stock, net	—	—	6,354	64	54,299	—	—	54,363		—	—
Distributions	—	—	—	—	—	—	(70)	(70)		—	—
Net loss	—	—	—	—	—	(14,094)	(2,462)	(16,556)		—	—
Dividends to stockholders	—	—	—	—	(4,998)	—	(621)	(5,619)		—	—
Shares issued for acquisition	36	—	—	—	3,318	—	—	3,318		—	—
Stock based compensation, net of forfeitures	—	—	377	4	1,257	—	—	1,261		—	—
Shares issued to directors	—	—	21	—	210	—	—	210		—	—
Accretion of preferred stock and preferred units	—	—	—	—	(47)	—	—	(47)		47	—
Transfer of stock and units to permanent equity	273	3	—	—	26,850	—	19,397	46,250		(46,250)	(273)
Exchange of Common OP for Class B contingent units	—	—	—	—	8,232	—	(8,232)	—		—	—
Noncontrolling interest in rental property sold	—	—	—	—	—	—	(946)	(946)		—	—

Equity, December 31, 2013	309	3	11,469	115	162,681	(52,053)	17,657	128,403		—	—
Proceeds from sale of common stock, net	—	—	24,882	249	146,881	—	—	147,130		—	—
Net loss	—	—	—	—	—	(28,364)	(1,953)	(30,317)		—	—
Distributions to stockholders and unit holders	—	—	—	—	(14,171)	—	(890)	(15,061)		—	—
Stock-based compensation – management transition	—	—	375	4	3,748	—	—	3,752		—	—
Stock-based compensation, net of forfeitures	—	—	130	1	476	—	—	477		—	—
Surrender of shares to cover tax withholding of stock compensation	—	—	(157)	(2)	(1,194)	—	—	(1,196)
Redemption of preferred A stock	(309)	(3)	—	—	(25,636)	—	—	(25,639)		—	—
Conversion of Class B contingent units into Common OP units	—	—	—	—	1,948	—	505	2,453		—	—

Equity balance, December 31, 2014	—	$—	36,699	$367	$274,733	$(80,417)	$15,319	$210,002		$—	—

The accompanying notes are an integral part of these consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(30,317)	$(16,556)	$(8,551)
(Income) loss from discontinued operations	—	(6,272)	4

Loss from continuing operations	(30,317)	(22,828)	(8,547)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,250	11,918	4,844
Impairment associated with land holdings	7,962	12,419	—
Amortization of tax abatement	339	88	—
Amortization of deferred financing costs	1,022	1,443	636
Loss on early extinguishment of debt	1,629	1,146	538
Non-cash compensation from conversion of Class B contingent units into common OP units	2,453	—	—
Stock compensation	4,229	1,471	—
Income of unconsolidated joint venture	(106)	(67)	(46)
Interest accrued on related party receivable	(15)	(78)	(76)
Gains on sales of real estate assets	(1,419)	—	—
Gain on bargain purchase	—	(6,900)	—
Net changes in assets and liabilities:
Restricted cash and lender reserves	63	(406)	(10)
Prepaid expenses and other assets	7,884	(4,679)	(4,407)
Accounts payable, accrued expenses and accrued interest payable	1,458	2,030	2,968
Due to related parties	(120)	(83)	99
Security deposits, deferred rent and other liabilities	754	505	337

Net cash provided by (used in) operating activities – continuing operations	15,066	(4,021)	(3,664)
Net cash provided by operating activities – discontinued operations	—	757	2,504

Net cash provided by (used in) operating activities	15,066	(3,264)	(1,160)

Cash flows from investing activities:
Proceeds from sales of real estate assets	11,209	—	844
Cash distributions received from unconsolidated joint venture	225	228	446
(Deconsolidation) / consolidation of variable interest entity	(148)	148	—
Acquisitions of communities	(135,098)	(62,178)	(4,480)
Acquisition of mortgage loan	—	(1,450)	—
Property capital expenditures	(3,405)	(2,313)	(1,469)

Net cash used in investing activities – continuing operations	(127,217)	(65,565)	(4,659)
Net cash provided by investing activities – discontinued operations	—	16,159	7,552

Net cash provided by (used in) investing activities	(127,217)	(49,406)	2,893

The accompanying notes are an integral part of these consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	147,130	54,528	—
Proceeds from indebtedness	134,750	62,000	32,274
Repayments of indebtedness	(142,903)	(43,983)	(27,852)
Payments of deferred loan costs	(3,597)	(2,428)	(1,833)
Prepayment fees for early extinguishment of debt	(706)	(1,014)	(269)
Distributions to stockholders and unit holders	(12,600)	(4,511)	(359)
Decrease (increase) in related party receivable	845	146	(803)
Payment of redemption of Class A preferred stock	(5,301)	—	—
Payments for redemption of noncontrolling interest	—	(3,758)	—
Shares surrendered for payment of withholding taxes	(1,196)	—	—
Distributions to noncontrolling interest	—	—	(61)
Contributions from noncontrolling interest	—	—	74
Distributions to partners and members	—	—	(786)
Capital contributions from partners and members	—	—	2,629
Cash acquired from recapitalization	—	—	23
Recapitalization costs	—	—	(868)
Proceeds received from private placement	—	—	2,675

Net cash provided by financing activities – continuing operations	116,422	60,980	4,844
Net cash used in financing activities – discontinued operations	—	(4,171)	(2,325)

Net cash provided by financing activities	116,422	56,809	2,519

Net change in cash and cash equivalents	4,271	4,139	4,252
Cash and cash equivalents at beginning of period	9,037	4,898	646

Cash and cash equivalents at end of period	$13,308	$9,037	$4,898

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest, net of capitalized interest of $0, $145, and $355 respectively.	$12,895	$8,492	$5,044

Supplemental Disclosure of Non-Cash Investing & Financing Activities:
Note payable issued as consideration for purchase of business	$103,325	$98,322	$44,996
Stock issued in connection with rights offering	$7,500	$—	$—
Redemption of Class A preferred stock	$26,855	$—	$—
Acquisition consideration payable in preferred stock	$—	$294	$3,674
Stock issued for consideration of business acquisition	$—	$3,318	$23,371
Transfer preferred shares/units to permanent equity	$—	$46,250	$—
Offering costs included in accounts payable and accrued expenses	$—	$164	$—
Transfer preferred shares/units to temporary equity	$—	$—	$37,696
Reclassification of loan from real estate loans to land and improvements	$—	$—	$11,000
Payable for the redemption of noncontrolling interest	$—	$—	$7,657
Non cash distribution of accounts receivables to partners and members	$—	$—	$645
Net assets acquired from recapitalization	$—	$—	$266
Stock dividend to common stockholders	$—	$—	$64

The accompanying notes are an integral part of these consolidated financial statements.

TRADE STREET RESIDENTIAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Trade Street Residential, Inc. (the “Company” or “TSRE”), formerly Feldman Mall Properties, Inc. (the “Predecessor”), is a Maryland corporation that qualifies and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company conducts substantially all of its operations through Trade Street Operating Partnership (the “Operating Partnership”). The Company’s consolidated financial statements as of and for the years ended December 31, 2014 and 2013, represent the combination of certain real estate entities and management operations under common control that were contributed to the Company on June 1, 2012 in a transaction accounted for as a reverse recapitalization (the “2012 Recapitalization”), as it was a capital transaction in substance, rather than a business combination, with no goodwill being recorded. For accounting purposes, the legal acquiree (the Company) was treated as the continuing reporting entity that acquired the legal acquirer (the Predecessor). See Note G for more information regarding the Company’s 2012 Recapitalization. The consolidated financial statements for the year ended December 31, 2012 include the operations and cash flows of the contributed companies for the five months ended May 31, 2012, the day prior to effectiveness of the 2012 Recapitalization. The Company completed its initial public offering in May 2013. On January 16, 2014, the Company completed a Rights Offering to the Company’s existing stockholders (see Note G – “Common Stock Offerings”).

The Company is engaged in the business of acquiring, owning, operating and managing high quality, conveniently located apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States, including Texas.

As of December 31, 2014, the Company had interests in 4,889 apartment units in 19 communities. The Company’s revenues are primarily derived from rents received from residents in its apartment communities. Under the terms of those leases, residents are obligated to reimburse the Company for certain utility costs. These utility reimbursements are recorded as other property revenues in the consolidated statements of operations. In 2012, prior to the Recapitalization, the Company earned fees from serving as an adviser to affiliates and other third parties with transactions involving real estate assets.

The Company, through its affiliates, actively manages the acquisition and operations of its real estate assets.

Strategic Alternative Review

On November 3, 2014, the Company’s Board of Directors announced it would undertake a review of strategic alternatives to enhance stockholder value and retained J.P. Morgan Securities LLC as its financial advisor and Morrison & Foerster LLP as its legal advisor during this process. This review will include, among other alternatives, a sale, merger, acquisition or other form of business combination, or a sale or acquisition of assets, or a debt or equity recapitalization. However, the Company has not made a decision to pursue any specific strategic transaction or any other strategic alternative, and there is no set timetable for completion of this strategic review process. There can be no assurance that the exploration of strategic alternatives will result in the completion of any transaction or other alternative (see Note G – “Recapitalization”).

Summary of Significant Accounting Policies

Basis of Presentation: The accompanying consolidated financial statements have been prepared by the Company’s management pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with U.S. generally accepted accounting principles (“GAAP”) and represent the assets and liabilities and operating results of the Company, the Operating Partnership and their wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Under Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 810, “Consolidation,” when a reporting entity is the primary beneficiary of an entity that is a variable interest entity (“VIE”) as defined in FASB ASC 810, the VIE must be consolidated into the financial statements of the reporting entity. The determination of which owner is the primary beneficiary of a VIE requires management to make significant estimates and judgments about the rights, obligations, and economic interests of each interest holder in the VIE. A primary beneficiary has both the power to direct the activities that most significantly impact the VIE and the obligation to absorb losses or the right to receive benefits from the VIE. During the first quarter of 2013, the Company sold its 70% interest in a VIE to its joint venture partner (see Note L) and began consolidation of another VIE, which was deconsolidated during the first quarter of 2014 upon completion of foreclosure proceedings (see Note C).

Joint ventures in which the Company does not have a controlling interest but exercises significant influence are accounted for using the equity method, under which the Company recognizes its proportionate share of the joint venture’s earnings and losses. The Company held a 50% interest in BSF/BR Augusta JV, LLC, the owner of The Estates at Perimeter, an operating property, which was accounted for under the equity method until the Company sold its interest in that operating property on December 10, 2014 (see Note F).

Use of Estimates: The preparation of Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these Consolidated Financial Statements and accompanying notes. The more significant estimates include those related to whether the carrying values of real estate assets have been impaired and estimates related to the valuation of the Company’s investment in a joint venture. While management believes that the estimates used are reasonable, actual results could differ from the estimates.

Acquisition of Operating Properties: The Company has accounted for acquisitions of its operating properties, consisting of multifamily apartment communities and land held for future development, as business combinations in accordance with GAAP. Estimates of fair value based on future cash flows and other valuation techniques are used to allocate the purchase price between land, buildings, building improvements, equipment, identifiable intangible assets such as in-place leases and tax abatements, and other assets and liabilities.

Transaction costs related to the acquisition of an operating property, such as broker fees, certain transfer taxes, legal, accounting, valuation, and other professional and consulting fees, are expensed as incurred and are included in acquisition and recapitalization costs in the consolidated statements of operations.

Real Estate Assets: Real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired, as described below. Depreciation on real estate is computed using the straight-line method over the estimated useful lives of the related assets, generally 35 to 50 years for buildings, 2 to 15 years for long-lived improvements and 3 to 7 years for furniture, fixtures and equipment. Expenditures that enhance the value of existing real estate assets or substantially extend the lives of those assets are capitalized and depreciated over the expected useful lives of such enhancements. Expenditures necessary to maintain a real estate asset in ordinary operating condition are expensed as incurred.

Construction and improvement costs incurred in connection with the development of new properties or the redevelopment of existing properties are capitalized to the extent the total carrying value of the property does not exceed the estimated net realizable value of the completed property. Capitalization of these costs begins when the activities and related expenditures commence and ceases when the project is substantially complete and ready for its intended use, at which time the project is placed in service and depreciation commences. Real estate taxes, construction costs, insurance, and interest costs incurred during construction periods are capitalized. Capitalized real estate taxes and interest costs are amortized over periods which are consistent with the constructed assets. If the Company determines the completion of development or redevelopment is no longer probable, it expenses all capitalized costs which are not recoverable.

Land Held for Future Development: Land held for future development represented real estate the Company planned to develop in the future, but for which no construction or predevelopment activities were ongoing. Accordingly, interest, property taxes, insurance and all other costs are expensed as incurred and are included in development and pursuit costs in the accompanying consolidated statements of operations.

Real Estate Assets Held for Sale: The Company periodically classifies real estate assets, including land, as held for sale. An asset is classified as real estate assets held for sale after the Company’s Board of Directors commits to a plan to sell an asset, the asset is ready to be sold in its current condition, an active program to locate buyers has been initiated and the sale is expected to be completed in one year. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reported at the lower of net book value or estimated fair value, less costs to sell the asset. Real estate assets held for sale are stated separately in the accompanying consolidated balance sheets. Subsequent to classifying an operating property as held for sale, no further depreciation expense is recorded. For periods beginning January 1, 2014, operating results from real estate assets held for sale are included in loss from continuing operations in the accompanying statements of operations (see Note L).

Impairment of Real Estate Assets: The Company periodically evaluates its real estate assets when events or circumstances indicate that the carrying amounts of such assets may not be recoverable. The Company assesses the recoverability of such carrying amounts by comparing the carrying amount of the property to its estimate of the undiscounted future operating cash flows expected to be generated over the holding period of the asset including its eventual disposition. If the carrying amount exceeds the aggregate undiscounted future operating cash flows, an impairment loss is recognized to the extent the carrying amount exceeds the estimated fair value of the property and is reported as a component of continuing operations. For real estate owned through unconsolidated real estate joint ventures or other similar real estate investment structures, at each reporting date, the Company compares the estimated fair value of these investments to their carrying value and records an impairment charge to the extent fair value is less than the carrying amount and the decline in value is determined to be other than temporary. In estimating fair value, management uses appraisals, internal estimates, and discounted cash flow calculations, which maximizes inputs from a marketplace participant’s perspective (see Note L).

Cash and Cash Equivalents: The Company classifies highly liquid investments with an original maturity of three months or less, at the time of purchase, as cash equivalents. The Company maintains its cash (including restricted cash) in bank deposit accounts and may at times maintain balances in excess of federal insured limits.

Restricted Cash and Lender Reserves: Restricted cash consists of escrow accounts for real estate taxes and insurance and restricted cash reserves for capital improvements and repairs on certain properties. As improvements and repairs are completed, related costs incurred by the Company are funded from these reserve accounts. Restricted cash also includes cash held in escrow accounts by mortgage companies on behalf of the Company for payment of property taxes, insurance, interest and security deposits.

Revenue Recognition: Revenues are recorded when earned. Residential properties are leased under operating leases with terms of generally one year or less. Rental income is recognized when earned on a straight-line basis. Income from related party advisory fees and related accounts receivables are recorded when earned. Interest income and any related receivable is recorded when earned.

Sales of real estate property occur through the use of a sales contract and gains or losses from real estate property sales are recognized upon closing of the sale. The Company uses the accrual method and recognizes gains or losses on the sale of its properties when the earnings process is complete, there is no significant continuing involvement and the collectability of the sales price and collection of additional proceeds is reasonably assured, which is typically when the sale of the property closes.

Property Expenses: Operating expenses associated with the Company’s rental properties include the costs of labor and costs to maintain the property on a day-to-day basis as well as any utility costs, real estate taxes and insurance premiums. Operating expenses are recognized as incurred.

Stock-Based Compensation: The Company accounts for stock-based compensation under the fair value method discussed in ASC Topic 718, “Compensation—Stock Compensation,” which requires that compensation expense be recognized based on the fair value of the stock awards less estimated forfeitures. The fair value of stock awards is equal to the fair value of the Company’s stock on the grant date. This guidance requires the Company to expense the fair value of employee restricted stock over the requisite service period.

Noncontrolling Interests: Until March 1, 2013, the Company held majority interests in certain properties through wholly-owned subsidiaries that were party to operating agreements with third parties. The Company recorded noncontrolling third-party interests in these properties at their historical allocated cost, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss or equity contributions and distributions. These noncontrolling interests were not redeemable by the third-party owners and were presented as part of permanent equity. Subsequent to the Company’s initial public offering on May 16, 2013, noncontrolling interests also include common units in the Operating Partnership held by certain limited partners other than the Company. Through December 31, 2013, income and losses were allocated to the noncontrolling interest holders based on their economic ownership percentage. For periods beginning January 1, 2014, due to the conversion of all remaining contingent B units into common units of the Operating Partnership as discussed in Note G, the Company allocates income and loss to noncontrolling interests based on the weighted-average common unit ownership interest in the Operating Partnership, which was 6.2% for the year ended December 31, 2014.

Intangible Assets: The Company allocates the purchase price of acquired properties to net tangible and identified intangible assets (consisting of the value of in-place leases and any property tax abatement agreements) based on relative fair values. Fair value estimates are based on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data.

The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued “as-if” vacant. As lease terms are typically one year or less, rates on in-place leases generally approximate market rental rates. Factors considered in the valuation of in-place leases include an estimate of the carrying costs during the expected lease-up period considering current market conditions, nature of the tenancy, and costs to execute similar leases. Carrying costs include estimates of lost rentals at market rates during the expected lease-up period, as well as marketing and other operating expenses. The value of in-place leases is amortized over the remaining initial term of the respective leases, typically a period of six months. The purchase prices of acquired properties are not expected to include allocations to tenant relationships, considering the short terms of the leases and the high expected levels of renewals.

Property tax abatements provide graduated tax relief for a defined period of time from the completion of development of the respective property. Amortization of tax abatement intangible assets is recorded based on the actual tax savings in each period and is included in real estate taxes and insurance in the consolidated statements of operations.

See Note C for a detailed discussion of the property acquisitions completed during the years ended December 31, 2014, 2013 and 2012.

Fair Value of Financial Instruments: For financial assets and liabilities recorded at fair value on a recurring basis, fair value is the price the Company would receive to sell an asset, or pay to transfer a liability, in an orderly transaction with a market participant at the measurement date. In the absence of such data, fair value is estimated using internal information consistent with what market participants would use in a hypothetical transaction.

In determining fair value, observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions; preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1: Quoted prices for identical instruments in active markets.

•	Level 2: Quoted prices for similar instruments in active markets: quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3: Significant inputs to the valuation model are unobservable.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash and lender reserves, amounts due from related parties, accounts payable and accrued expenses, security deposits, deferred rent and other liabilities approximate their fair values due to the short-term nature of these items.

•	There is no material difference between the carrying amounts and fair values of mortgage notes payable as interest rates and other terms approximate current market rates and terms for similar types of debt instruments available to the Company (Level 2).

Disclosures about the fair value of financial instruments are based on pertinent information available to management as of December 31, 2014 and 2013.

Non-recurring Fair Value Disclosures: Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances. These assets primarily include long-lived assets, which are recorded at fair value when they are impaired. The fair value methodologies used to measure long-lived assets are described above at “Impairment of Real Estate Assets”. The inputs associated with the valuation of long-lived assets are generally included in Level 3 of the fair value hierarchy.

The following table sets forth by level, within the fair value hierarchy the Company’s Land Investments that are measured at fair value on a non-recurring basis as of December 31, 2014 and 2013 (see Note L for additional information on impairment associated with these Land Investments recognized during the years ended December 31, 2014 and 2013):

	As of December 31, 2014
(in thousands)	Level 1	Level 2	Level 3	Total
Midlothian Town Center – East	$—	$—	$3,492	$3,492

	$—	$—	$3,492	$3,492

	As of December 31, 2013
(in thousands)	Level 1	Level 2	Level 3	Total
Venetian	$—	$—	$4,360	$4,360
Midlothian Town Center – East	—	—	4,165	4,165
The Estates at Maitland	—	—	9,000	9,000

	$—	$—	$17,525	$17,525

Land Investments classified as land held for future development at December 31, 2013 were either disposed of or reclassified to real estate assets held for sale during the year ended December 31, 2014 (see Note L).

Deferred Financing Costs: Deferred financing costs are amortized over the terms of the related debt obligations, using the straight-line method which approximates the effective interest method. If the debt obligations are paid down prior to their maturity, the related unamortized loan costs are charged to loss on early extinguishment of debt.

Gross deferred financing costs were approximately $5.7 million and $4.4 million as of December 31, 2014 and 2013, respectively. Accumulated amortization of deferred financing costs was approximately $1.1 million and $1.4 million as of December 31, 2014 and 2013, respectively. For the years ended December 31, 2014, 2013 and 2012, amortization of deferred financing costs of approximately $1.0 million, $1.4 million and $0.6 million, respectively, is included in the consolidated statements of operations.

Estimated amortization of deferred financing costs for each of the next five years and thereafter is as follows:

For the year ending December 31,	(in thousands)
2015	$916
2016	916
2017	546
2018	466
2019	451
Thereafter	1,304

$4,599

Prepaid expenses and other assets: As of December 31, 2014, prepaid expenses and other assets primarily consist of prepaid expenses of approximately $0.7 million, insurance recovery receivable of approximately $0.7 million (discussed below), deferred rent concessions of approximately $0.3 million, and a deposit made for the potential future acquisition of real estate assets of $0.2 million. As of December 31, 2013, prepaid expenses and other assets primarily consist of deferred offering costs of approximately $2.7 million as well as deposits made for potential future acquisitions of real estate assets of $5.9 million.

On November 22, 2014, a 20-unit apartment building at the Company’s Pointe at Canyon Ridge property in Sandy Springs, Georgia, was destroyed by fire. At the time of the fire, the affected building had a carrying value of approximately $0.6 million. The Company maintains insurance coverage on all of its properties and subsequently filed an insurance claim that is expected to cover the re-construction cost of the affected building, less the Company’s loss deductible, as well as loss of rents under a business interruption provision of the applicable insurance policy. During the year ended December 31, 2014, the Company recorded a casualty loss of approximately $0.7 million within property taxes and insurance in the Company’s consolidated statements of operations relating to the carrying value of the affected building plus the Company’s insurance loss deductible, which has been offset by an expected $0.7 million insurance recovery. In addition, the Company recorded a recovery of lost rents relating to the 20 impacted units for the period from the date of the fire through December 31, 2014 as additional rental income in the Company’s consolidated statements of operations. These insurance recovery receivables have been included within prepaid expenses and other assets in the Company’s consolidated balance sheets at December 31, 2014. The Company anticipates that re-construction of this 20-unit building will be completed by the end of the second quarter of 2015.

Income Taxes: The Company has maintained, and intends to maintain, its election as a REIT under the Internal Revenue Code of 1986, as amended. In order for the Company to continue to qualify as a REIT, it must meet a number of organizational and operational requirements, including a requirement to distribute annual dividends to its stockholders equal to a minimum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gains. As a REIT, the Company generally will not be subject to federal income tax on its taxable income at the corporate level to the extent such income is distributed to its stockholders annually. The Company’s Operating Partnership is a flow through entity and is not subject to federal income taxes at the entity level. No provision has been made for income taxes, since all of the Company’s operations are held in pass-through entities and accordingly, the income or loss of the Company is included in the individual income tax returns of the members. The Company’s tax years that remain subject to examination for U.S. federal and state purposes range from 2012 through 2014.

Commitments and Contingencies: The Company may from time to time be involved in legal proceedings arising from the normal course of business. Due the nature of the Company’s operations, it is possible that existing properties, or properties that the Company will acquire in the future, have asbestos or other environmental related liabilities. As of December 31, 2014, the Company is not aware of any claims or potential liabilities that would need to be accrued or disclosed that have not been disclosed in Note J.

Risks and Uncertainties: The Company’s investments in real estate are subject to various risks, including the risks associated with the general economic climate. Due to the level of risk associated with real estate investments, it is at least reasonably possible that changes in their values will occur in the near term, and that such changes could materially affect the amounts reported in the Consolidated Financial Statements.

The decision by investors and lenders to enter into transactions with the Company will depend upon a number of factors, such as the Company’s historical and projected financial performance, industry and market trends, the availability of capital and investors, lenders’ policies, future interest rates, and the relative attractiveness of alternative investment or lending opportunities compared to other investment vehicles.

Future changes in market trends and conditions may occur which could cause actual results to differ materially from the estimates used in preparing the accompanying consolidated financial statements.

The Company is subject to the following risks in the course of conducting its business activities:

Investment and Financing Risk: The Company’s revolving credit agreement bears a variable interest rate, exposing the Company to interest rate risk (see Note D).

Liquidity Risk: Liquidity risk is the risk that the Company will not have sufficient funds available to meet its operational requirements and investing plans. The Company’s primary source of liquidity is net operating income from its rental properties, which is used as working capital and to fund capital expenditure requirements. The Company regularly monitors and manages its liquidity to ensure access to sufficient funds. Access to funding is achieved through mortgage financing, credit markets, sales of existing properties and cash reserves. As of December 31, 2014, the Company had mortgage debt totaling $344.8 million, of which $1.2 million matures in 2015.

Credit Risks: The Company is exposed to credit risk in that tenants may be unable to pay the contracted rents. Management mitigates this risk by carrying out appropriate credit checks and related due diligence on prospective tenants. The Company may require certain tenants to provide security deposits. Though these security deposits are insufficient to meet the terminal value of a tenant’s lease obligation, they are a measure of good faith and a source of funds to offset the economic costs associated with lost rent and the costs associated with re-tenanting the space. There is no dependence upon any single tenant.

Concentrations of Risk: The Company’s success depends to a certain extent on the general economic conditions of the geographic markets that the Company operates in. For the years ended December 31, 2014, 2013 and 2012, the Company’s consolidated percent of property revenues were concentrated in the following states:

	Years Ended December 31,
(in thousands)	2014	2013	2012
Alabama	3.1%	5.0%	—%
Florida	7.9	14.8	2.4
Georgia	13.5	15.6	29.4
North Carolina	24.4	19.4	1.0
South Carolina	20.0	10.9	—
Tennessee	17.5	19.8	39.5
Texas	13.6	14.5	27.7

	100.0%	100.0%	100.0%

Any adverse general economic conditions impacting the geographic markets that the Company operates in could adversely affect its overall results of operations and financial conditions.

The Company maintains its cash (including restricted cash) in bank deposit accounts and may at times maintain balances in excess of federally insured limits.

Recent Accounting Standards: In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. This guidance is effective for annual periods ending after December 31, 2016 and is not expected to have an impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which converges the FASB and the International Accounting Standards Board standard on revenue recognition. Areas of revenue recognition that will be affected include, but are not limited to, transfer of control, variable consideration, allocation of transfer pricing, licenses, time value of money, contract costs and disclosures. This is effective for the fiscal years and interim reporting periods beginning after December 15, 2016. The Company is currently evaluating the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements or related disclosures.

In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which changes the criteria for determining which disposals qualify to be accounted for as discontinued operations and modifies related reporting and disclosure requirements. This standard is effective for fiscal years beginning after December 15, 2014 and for interim periods within those fiscal years with early adoption permitted. As a result of ASU 2014-08, the disposal of a component of an entity or a group of components is required to be reported in discontinued operations only if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. ASU 2014-08 also requires an entity to provide certain disclosures about a disposal of an individually significant component of such entity that does not qualify for discontinued operations presentation in the financial statements. Effective January 1, 2014, the Company elected to adopt this standard on a prospective basis for transactions that may occur after the adoption. Adoption of ASU 2014-008 did not have a material impact on the Company’s consolidated financial position or results of operations. Under this standard, the Company anticipates that the majority of any future property sales will not be classified as discontinued operations.

NOTE B – EARNINGS PER SHARE

The Company reports earnings per share (“EPS”) using the two-class method as required under GAAP. The two-class method is an earnings allocation method for computing EPS when an entity’s capital structure includes either two or more classes of common stock or includes common stock and participating securities. The two-class method calculates EPS based on distributed earnings and undistributed earnings. Undistributed losses are not allocated to participating securities under the two-class method unless the participating security has a contractual obligation to share in losses on a basis that is objectively determinable.

Potentially dilutive shares of common stock, and the related impact to earnings, are considered when calculating EPS on a diluted basis using the treasury stock method. For periods where the Company reports a net loss available for common stockholders, the effect of dilutive shares is excluded from EPS calculations because including such shares would be anti-dilutive.

As further described in Note G, on January 17, 2013, the Company effected a 1-for-150 reverse stock split of its common stock, which is reflected in the weighted average shares of common stock in the table below.

A reconciliation of basic and diluted EPS computations for the years ended December 31, 2014, 2013 and 2012 is presented below:

	Years Ended December 31,
(in thousands, except per share amounts)	2014	2013	2012
Net loss	$(30,317)	$(16,556)	$(8,551)
Loss allocated to noncontrolling interest	1,953	2,462 (1)	1,709
Dividends declared and accreted on preferred stock and units	(693)	(940)	(376)
Dividends to restricted stockholders	—	(52)	—
Extinguishment of equity securities (Note G)	1,216	11,716	—
Adjustments attributable to participating securities	44	(2,241)	—

Net loss attributable to common stockholders	$(27,797)	$(5,611)	$(7,218)

Continuing operations	$(27,797)	$(11,883)	$(7,214)
Discontinued operations (Note L)	—	6,272	(4)

Net loss attributable to common stockholders	$(27,797)	$(5,611)	$(7,218)

Earnings (loss) per common share – basic and diluted
Continuing operations	$(0.79)	$(1.36)	$(3.17)
Discontinued operations	—	0.72	—

	Years Ended December 31,
(in thousands, except per share amounts)	2014	2013	2012
Net earnings (loss) per share attributable to common stockholders	$(0.79)	$(0.64)	$(3.17)
Weighted average number of shares – basic and diluted	35,325	8,762	2,278

Weighted average, potentially dilutive securities excluded from diluted earnings (loss) per share because they were antidilutive or performance conditions were not met:
Warrants (2)	139	139	139

Common units of the Operating Partnership (3)	2,344	—	—

Unvested restricted stock awards (4)	217	173	—

(1)	Net of $0.04 million income allocated to discontinued operations in the first quarter of 2013.
(2)	Exercisable until May 14, 2015 at a split-adjusted exercise price of $21.60 of the Company’s common stock.
(3)	Class B contingent units were converted into common OP units in February 2014 and were excluded from potentially dilutive shares of common stock in the 2013 and 2012 periods presented since their conversion had been contingent upon the achievement of future conditions (see Notes A and G).
(4)	Granted pursuant to the Company’s Equity Incentive Plan (see Note H).

NOTE C – ACQUISITIONS OF MULTIFAMILY APARTMENT COMMUNITIES

During the years ended December 31, 2014, 2013 and 2012, the Company through its Operating Partnership completed various acquisitions of multifamily apartment communities from unrelated, third-party sellers. The acquisitions involved the acquisition of the operating real estate, but no management or other business operations were acquired in such acquisitions. The fair value of the net assets acquired and the related purchase price allocation are summarized below.

2014 Acquisitions:

Waterstone at Big Creek (“Big Creek”) – On April 7, 2014, the Company acquired Big Creek, a 270-unit apartment community located in Alpharetta (Atlanta), Georgia for a total purchase price of $40.5 million. The purchase price was funded with cash on hand of approximately $3.5 million and $37.0 million drawn from the Revolver (see Note D). From the date of acquisition through December 31, 2014, Big Creek generated revenue of approximately $2.9 million and a net income of approximately $0.5 million. As of December 31, 2014, the Company is party to an agreement to purchase an additional 100 units that are currently under construction on a parcel adjacent to Big Creek for $15.0 million, for which a $0.2 million nonrefundable deposit has been paid by the Company (see Note J).

Avenues of Craig Ranch (“Craig Ranch”) – On March 18, 2014, the Company acquired Craig Ranch, a 334-unit apartment community located in McKinney (Dallas), Texas. The purchase price of $42.4 million was funded with approximately $21.2 million cash proceeds from the net proceeds of the common stock offering and subscription rights granted to TSRE’s existing stockholders (“Rights Offering”) (as more fully described in Note G) and a new mortgage loan in the amount of $21.2 million (see Note D). From the date of acquisition through December 31, 2014, Craig Ranch generated revenue of approximately $3.3 million and a net loss of approximately ($0.5) million.

Waterstone at Brier Creek (“Brier Creek”) – On March 10, 2014, the Company acquired Brier Creek, a 232-unit apartment community located in Raleigh, North Carolina. The purchase price of $32.7 million was funded with approximately $16.4 million cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $16.3 million (see Note D). From the date of acquisition through December 31, 2014, Brier Creek generated revenue of approximately $1.8 million and a net loss of approximately ($0.7) million.

The Aventine Greenville (“Aventine”) – On February 6, 2014, the Company acquired Aventine, a 346-unit apartment community located in Greenville, South Carolina. The purchase price of $41.9 million was funded with approximately $20.9 million cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $21.0 million (see Note D). From the date of acquisition through December 31, 2014, Aventine generated revenue of approximately $3.7 million and a net loss of approximately ($0.4) million.

The Estates at Wake Forest (“Wake Forest”) – On January 21, 2014, the Company acquired Wake Forest, a 288-unit apartment community located in Wake Forest (Raleigh), North Carolina. The purchase price of $37.3 million was funded with approximately $18.7 million of cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $18.6 million (see Note D). From the date of acquisition through December 31, 2014, Wake Forest generated revenue of approximately $2.6 million and a net loss of approximately ($1.3) million.

Miller Creek at Germantown (“Miller Creek”) – On January 21, 2014, the Company acquired Miller Creek, a 330-unit apartment community located in Germantown (Memphis), Tennessee. The purchase price of approximately $43.8 million was funded with approximately $17.5 million of cash proceeds from the Rights Offering and the related transactions and a new mortgage loan in the amount of $26.3 million (see Note D). From the date of acquisition through December 31, 2014, Miller Creek generated revenue of approximately $4.2 million and a net loss of approximately ($0.9) million.

The table below details the total fair values assigned to the assets and liabilities acquired related to the above acquisitions during the year ended December 31, 2014:

(in thousands)	Miller Creek	Wake Forest	Aventine	Brier Creek	Craig Ranch	Big Creek	Total
Fair Value of Net Assets Acquired	$43,750	$37,250	$41,866	$32,682	$42,375	$40,500	$238,423

Purchase Price	$43,750	$37,250	$41,866	$32,682	$42,375	$40,500	$238,423

Net Assets Acquired/Purchase Price Allocated:
Land	$2,173	$2,677	$2,888	$3,031	$3,444	$3,910	$18,123
Site Improvements	2,460	2,618	1,926	1,681	3,210	1,763	13,658
Building	37,332	30,633	34,720	26,989	33,317	33,106	196,097
Furniture, fixtures and equipment	1,011	860	1,494	679	1,673	978	6,695
Intangible assets – in place leases	774	462	838	302	731	743	3,850

Total	$43,750	$37,250	$41,866	$32,682	$42,375	$40,500	$238,423

2013 Acquisitions:

Fountains Southend (“Southend”) – On September 24, 2013, the Company acquired a 100% equity interest in Fountains at New Bern Station, LLC which owned 100% of Southend (f/k/a Fountains at New Bern), a 208-unit apartment community located in Charlotte, North Carolina. The purchase price of $34.0 million was funded by net proceeds of a new mortgage loan of $30.0 million (see Note D) and cash of $4.0 million. In conjunction with the acquisition of Southend, the Company recorded a gain on bargain purchase in the amount of $6.9 million which has been included in the consolidated statement of operations for the year ended December 31, 2013. The Company placed the property under contract for a purchase price of $34.0 million in December 2012 while the property was early in its construction period. As a result of the strong leasing market in Charlotte, North Carolina and the compression in multi-family capitalization rates during the construction and lease-up, the property appraised for $40.9 million as of the time of purchase. The gain represents the difference between the fair value of net assets acquired of $40.9 million and the fair value of the consideration paid of $34.0 million. The Company performed a reassessment and verified that all assets acquired and liabilities assumed were properly identified. From the date of acquisition through December 31, 2013, Southend generated revenue of approximately $0.9 million and a net loss of approximately ($0.8) million, excluding the gain on bargain purchase. The mortgage on this property was refinanced in February 2014 (see Note D).

Talison Row (“Talison”) – On August 26, 2013, the Company acquired Talison, a 274-unit apartment community located in Charleston, South Carolina. The purchase price of $48.1 million was funded by net proceeds of a new mortgage loan of approximately $33.6 million (see Note D) and cash of approximately $14.5 million. From the date of acquisition through December 31, 2013, Talison generated revenue of approximately $1.2 million and a net loss of approximately ($1.0) million.

Creekstone at RTP (“Creekstone”) – On May 17, 2013, the Company acquired Creekstone, (f/k/a/ Woodfield Creekstone), a 256-unit apartment community located in Durham, North Carolina. The purchase price of $35.8 million was comprised of a mortgage note payable of $23.3 million and cash of $12.5 million from proceeds of the Company’s public offering. From the date of acquisition through December 31, 2013, Creekstone generated revenue of approximately $2.0 million and a net loss of approximately ($0.7) million.

St. James at Goose Creek (“St. James”) – On May 16, 2013, the Company acquired St. James, (f/k/a/ Woodfield St. James), a 244-unit apartment community located in Goose Creek (Charleston), South Carolina for $27.4 million. The purchase was funded with proceeds from the Company’s public offering of its common stock. In connection with the acquisition, the Company obtained mortgage financing for $19.0 million. From the date of acquisition through December 31, 2013, St. James generated revenue of approximately $1.9 million and a net loss of approximately ($0.5) million.

Bridge Pointe – On March 4, 2013, the Company acquired Bridge Pointe, (f/k/a Vintage at Madison Crossing), a 178-unit apartment community located in Huntsville, Alabama. The purchase price of $15.3 million was funded by net proceeds of a new mortgage loan of $11.4 million plus cash on hand of $3.8 million. From the date of acquisition through December 31, 2013, Bridge Pointe generated revenue of approximately $1.4 million and a net loss of approximately ($0.8) million.

The table below details the total fair values assigned to the assets and liabilities acquired related to the above acquisitions during the year ended December 31, 2013:

(in thousands)	Bridge Pointe	St. James	Creekstone	Talison	Southend	Total
Fair Value of Net Assets Acquired	$15,250	$27,400	$35,800	$48,050	$40,900	$167,400

Purchase Price	$15,250	$27,400	$35,800	$48,050	$34,000	$160,500

Net Assets Acquired/Purchase Price Allocated:
Land	$1,140	$3,003	$2,970	$4,018	$6,263	$17,394
Site Improvements	943	1,033	1,024	1,161	1,380	5,541
Building	12,437	22,255	30,823	41,294	30,740	137,549
Furniture, fixtures and equipment	311	441	302	804	730	2,588
Intangible assets – in place leases	419	668	681	773	772	3,313
Intangible assets – property tax abatement	—	—	—	—	1,015	1,015

Total	$15,250	$27,400	$35,800	$48,050	$40,900	$167,400

Sunnyside Loan – BSP/Sunnyside, LLC (“Sunnyside”), the owner of undeveloped land located in Panama City, Florida, was a subsidiary of BCOM Real Estate Fund, LLC Liquidating Trust, a successor to one of the contributors of entities in the 2012 Recapitalization, which is also a stockholder of the Company. Sunnyside was not contributed to the Company in the 2012 Recapitalization. On October 2, 2012, Sunnyside executed a Settlement Stipulation, which provided Sunnyside or its assignee the option, for a non-refundable fee of $0.2 million, to acquire its delinquent loan (with a principal balance of $4.5 million) from its lender within 120 days of the date of the Settlement Stipulation for the net amount of $1.4 million, after a credit of the $0.2 million paid for the option. On January 30, 2013, the Company exercised its rights under the option and purchased the loan for $1.4 million. As a result of the acquisition of the loan on January 30, 2013, pursuant to ASC 810, the Company was considered the primary beneficiary and, as such, began consolidation of Sunnyside in the Company’s financial statements. The total consideration paid of $1.6 million was not considered a business combination and was allocated as follows to the assets of Sunnyside (in thousands):

Cash	$148
Land	$1,477

In December 2013, the Company initiated foreclosure proceedings, which were completed on March 10, 2014, with the Company obtaining title to the Sunnyside asset. As a result of the foreclosure, the Company deconsolidated Sunnyside due to lack of ongoing variable interest. The deconsolidation of Sunnyside did not have a material impact on the consolidated financial statements of the Company. During the year ended December 31, 2014, the Company recorded an impairment charge of $0.1 million associated with the Sunnyside asset due to its inclusion in the consideration exchange for the redemption of the Company’s outstanding shares of Class A preferred stock on October 17, 2014 (see Notes G and L).

2012 Acquisitions:

Westmont Commons – On December 13, 2012, the Company acquired Westmont Commons, an apartment community located in Asheville, North Carolina. Westmont Commons contains 252 apartment units in ten three-story buildings on approximately 17.5 acres of land. The purchase price of $22.4 million was comprised of a mortgage note payable of $17.9 million (see Note D) plus cash of $4.5 million. From the date of acquisition through December 31, 2012, Westmont Commons generated revenue of approximately $0.1 million and a net loss of approximately ($0.3) million.

Estates at Millenia (“Millenia 700”) – On December 3, 2012, the Company and the Operating Partnership entered into a Contribution Agreement with BREF/BUSF Millenia Associates, LLC (the “Seller”) for the purchase of all of the Seller’s membership interests in Millenia 700, LLC, the owner of the 297 unit apartment complex located in Orlando, Florida known as the Estates at Millenia (the “Developed Property”) and the 7-acre development site adjacent to the Developed Property (the “Development Property”) that is currently approved for 403 apartment units. The Developed Property and the Development Property were contributed to the Operating Partnership.

Consideration for the purchase consisted of:

•	For the Developed Property, a total of $43.2 million, consisting of approximately $29.1 million in cash to pay off the existing loan and shares of the Company’s common stock valued at approximately $14.1 million;

•	For the Development Property: 100,000 shares of Class A preferred stock valued at approximately $9.3 million as of the acquisition date based on a valuation performed by the Company of the stock. On March 14, 2013, the Company issued an additional 35,804 shares of Class A preferred stock having an aggregate value of approximately $3.6 million, equal to the amount of certain development costs incurred up to the date of contribution. Upon receipt of the final certificate of occupancy for the development property, the Company was required to issue to the Seller a number of additional shares of Class A preferred stock equal to 20% of the increase in value of the Development Property, for which a liability for the contingent consideration of $0.3 million has been recorded in the accompanying consolidated balance sheets as of December 31, 2013. The contingent consideration was valued using the Black-Scholes option pricing model. The fair value of the Class A preferred stock was determined as the “as converted” value adjusted for the difference in relative dividend yields of the Class A preferred stock over the period until conversion. The Development Property was included in a transaction to redeem all of the Company’s outstanding shares of Class A preferred stock, which closed on October 17, 2014 (see Notes G and L).

The shares of Class A preferred stock were not registered under the Securities Act of 1933 and were, therefore, subject to certain restrictions on transfer.

In connection with the acquisition of Millenia 700, the Company obtained new mortgage financing in the amount of $35.0 million which was refinanced on February 11, 2014 (see Note D).

From the date of acquisition through December 31, 2012, Millenia 700 generated revenue of approximately $0.3 million and a net loss of approximately ($0.5) million.

The table below details the total fair values assigned to the assets and liabilities acquired related to the above acquisitions during the year ended December 31, 2012:

(in thousands)	Millenia 700	Westmont Commons	Total
Fair Value of Net Assets Acquired	$56,121	$22,400	$78,521

Purchase Price	$56,121	$22,400	$78,521

Net Assets Acquired/Purchase Price Allocated:
Land	$4,022	$1,409	$5,431
Site Improvements	584	866	1,450
Land held for future developments	12,942	—	12,942
Building	36,070	19,184	55,254
Furniture, fixtures and equipment	1,245	302	1,547
Intangible assets – in place leases	1,258	639	1,897

Total	$56,121	$22,400	$78,521

The Company incurred approximately $1.6 million, $0.9 million and $0.4 million of acquisition-related costs during the years ended December 31, 2014, 2013, and 2012 respectively.

Pro Forma Financial Information:

The revenues and results of operations of the acquired apartment communities are included in the consolidated financial statements beginning on the date of each respective acquisition. The following unaudited consolidated pro forma information for the years ended December 31, 2014 and 2013 is presented as if the Company had acquired each apartment community on January 1, 2013.

The information presented below is not necessarily indicative of what the actual results of operations would have been had the Company completed these transactions on January 1, 2013, nor does it purport to represent the Company’s future operations.

(in thousands)	Years Ended December 31,
	2014	2013
Unaudited pro forma financial information:
Pro forma revenue	$58,954	$37,455
Pro forma loss from continuing operations	$(26,733)	$(34,152)

NOTE D – INDEBTEDNESS

As of December 31, 2014 and 2013, the Company had total indebtedness of approximately $344.8 million and $249.6 million, respectively. Borrowings relate to individual property mortgages as well as the Company’s Revolver (as defined below).

The following is a summary of debt originated during the years ended December 31, 2014 and 2013:

Craig Ranch – On March 18, 2014, in conjunction with the acquisition of Craig Ranch (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $21.2 million, which bears a fixed interest rate of 3.78% and requires monthly payments of interest only for the term of the loan and a payment of the unpaid principal amount due at maturity on April 10, 2021. The mortgage note is secured by Craig Ranch.

Brier Creek – On March 10, 2014, in conjunction with the acquisition of Brier Creek (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $16.3 million, which bears a fixed interest rate of 3.70% and requires monthly payments of interest only for the term of the loan and a payment of the unpaid principal amount due at maturity on April 5, 2022. The mortgage note is secured by Brier Creek.

Aventine – On February 6, 2014, in conjunction with the acquisition of Aventine (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $21.0 million, which bears a fixed interest rate of 3.70% and requires monthly payments of interest only for the initial 60 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on February 10, 2021. The mortgage note is secured by Aventine.

Wake Forest – On January 21, 2014, in conjunction with the acquisition at Wake Forest (see Note C above) the Company, through its subsidiary, entered into a mortgage note payable in the amount of $18.6 million, which bears a fixed interest rate of 3.94% and requires monthly payments of interest only for the term of the loan and a payment of the unpaid principal amount due at maturity on February 10, 2021. The mortgage note is secured by Wake Forest.

Miller Creek – On January 21, 2014, in conjunction with the acquisition of Miller Creek (see Note C above) the Company, through its subsidiary entered into a mortgage note payable in the amount of $26.3 million, which bears a fixed rate interest rate of 4.6% and requires monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on February 10, 2024. The mortgage note is secured by Miller Creek.

Revolving Credit Facility

On January 31, 2014, the Company and the Operating Partnership entered into a Credit Agreement (the “Credit Agreement”) for a $75 million senior secured credit facility (the “Revolver”) with Regions Bank as lead arranger and U.S. Bank National Association as a participant. The Revolver is comprised of an initial $75 million commitment with an accordion feature allowing the Company to increase borrowing capacity to $250 million (the “Revolver Amount”), subject to certain approvals and meeting certain criteria. The Revolver also includes a sublimit for the issuance of standby letters of credit (“Letter of Credit”) for up to the greater of $10.0 million and 10.0% of the Revolver Amount and a sublimit for discretionary swingline loans (“Swingline Loan”) for up to the greater of $10.0 million and 10.0% of the Revolver Amount, in each case subject to borrowing availability under the Revolver. No Swingline Loan may be outstanding for more than ten consecutive business days.

The Revolver has an initial three-year term that can be extended at the Company’s option for up to two additional one-year periods and has a variable interest rate of LIBOR (as defined in the Credit Agreement) plus a spread of 1.75% to 2.75%, depending on the Company’s consolidated leverage ratio. The current borrowing rate of the Revolver is LIBOR plus 2.50%. The Revolver is guaranteed by the Company and certain subsidiaries of the Company and is secured by first priority mortgages on designated properties that make up the borrowing base (“Borrowing Base”) as defined in the Credit Agreement. Availability under the Revolver is permitted up to 65% of the value of the Borrowing Base subject to the limitations set forth in the Revolver. The Revolver contains customary affirmative and negative covenants with respect to, among other things, insurance, maintaining at least one class of exchange listed common stock, the guaranty in connection with the Revolver, liens, intercompany transfers, transactions with affiliates, mergers, consolidation and asset sales, ERISA plan assets, modification of organizational documents and material contracts, derivative contracts, environmental matters, and management agreements and fees. In addition, the Operating Partnership pays a commitment fee of 0.20% to 0.30% quarterly in arrears based on the unused portion of the revolving credit commitment. As of December 31, 2014, the commitment fee was 0.20%. As of December 31, 2014 the weighted average interest rate was approximately 2.70%.

The Revolver requires the Company to satisfy certain financial covenants, including the following:

•	minimum tangible net worth of at least $123.0 million plus 75% of the net proceeds of any equity issuances effected at any time after September 30, 2013 by the Operating Partnership or any of its subsidiaries;

•	maintaining a ratio of funded indebtedness to total asset value of no greater than 0.65 to 1.0;

•	maintaining a ratio of adjusted EBITDA to fixed charges of no less than (i) 1.3 to 1.0 from the effective date of the Credit Agreement to and including March 31, 2014, (ii) 1.4 to 1.0 from April 1, 2014 to and including June 30, 2014, and (iii) 1.5 to 1.0 from July 1, 2014 and at all times thereafter;

•	limits on investments in unimproved land, mortgage receivables, interests in unconsolidated affiliates, construction-in-progress on development properties, and marketable securities and non-affiliated entities, in each case, based on the value of such investments relative to total asset value, as set forth in the Credit Agreement; and

•	restrictions on certain dividend and distribution payments.

The Company was in compliance with all applicable covenants, including these financial covenants as of December 31, 2014.

In conjunction with the closing of Credit Agreement, the Company made an initial draw of approximately $27.0 million to pay down, in full, indebtedness secured by Fox Trails ($14.9 million), Mercé Apartments ($5.5 million) and Post Oak ($5.3 million) and to pay fees associated therewith, as these properties serve as collateral on the Revolver. The remainder of the amount borrowed was used for closing costs and other expenses related to the Revolver of approximately $0.9 million and approximately $0.4 million for general corporate and working capital purposes, respectively. Post Oak was released from collateral securing the Revolver effective July 11, 2014, on which date the sale of the property closed (see Note L).

During the year ended December 31, 2014, in addition to the initial draw described above, the Company borrowed approximately $37.0 million to acquire Big Creek (see Note C above) and subsequently repaid approximately $17.0 million. As of December 31, 2014, the Revolver had an outstanding principal balance of $47.0 million, which is secured by the Borrowing Base properties, and there remained approximately $11.1 million available for draw on the Revolver.

On February 24, 2014, the parties executed a First Amendment to the Credit Agreement with Regions to modify the definition of the components of EBITDA to include non-recurring cash costs in an amount not to exceed $4.0 million incurred during the first quarter of 2014, as a result of the separation of various officers of the Company.

On April 7, 2014, the Company and the Operating Partnership executed a Second Amendment to the Credit Agreement and an Accession Agreement with the banks participating in the Revolver to modify certain terms and conditions of the Revolver related to the addition of new borrowing base properties.

On August 5, 2014, the Company and the Operating Partnership executed a Third Amendment to the Credit Agreement to modify certain terms and conditions of the Revolver related to cash dividends paid by the Company for any fiscal year ending after December 31, 2014, such dividends shall not exceed the greater of (i) the amount required to be distributed by the Parent to maintain its REIT status or (ii) 95.0% of Funds From Operations of the Parent and its Subsidiaries for such period.

On October 16, 2014, the Company and the Operating Partnership executed a Fourth Amendment to the Credit Agreement to modify certain terms and conditions in the Revolver related to the weighting of the Borrowing Base properties value within any one geographic area and to reduce the required minimum tangible net worth to $123.0 million plus 75% of the net proceeds of any equity issuances by the Operating Partnership or any of its subsidiaries as a result of the redemption of the Company’s Class A preferred stock on October 17, 2014 (see Note G).

Talison – On August 26, 2013, in conjunction with the acquisition of Talison (see Note C above), the Company, through a subsidiary, entered into a mortgage note payable in the amount of $33.6 million, which bears a fixed rate of 4.06% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter until maturity on September 10, 2023. The mortgage note is secured by the Talison property.

St. James – On June 20, 2013, the Company, through a subsidiary, entered into a mortgage note payable in the amount of $19.0 million, which bears a fixed rate of 3.75% with monthly payments of interest only for the initial 24 months and monthly payments of principal and interest payments thereafter until maturity on July 1, 2023. The mortgage note is secured by the St. James.

Creekstone – On May 17, 2013, in conjunction with the acquisition of Creekstone (see Note C above), the Company, through a subsidiary, entered into a mortgage note payable in the amount of $23.3 million, which bears interest at a fixed rate of 3.88% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest payments thereafter until maturity on June 10, 2023. The mortgage note is secured by the Creekstone property.

Bridge Pointe – On March 4, 2013, in conjunction with the acquisition of Bridge Pointe (see Note C above), the Company, through a subsidiary, entered into a mortgage note payable in the amount of $11.4 million which bears interest at a fixed rate of 4.19% with monthly payments of interest only for the initial 12 months and monthly payments of principal and interest thereafter until maturity on April 1, 2023. The mortgage note is secured by the Bridge Pointe property.

Indebtedness Refinancing and Payoffs

2014

On February 11, 2014, the Company, through a subsidiary, completed the refinancing of Millenia 700 with a mortgage note payable in the amount of $25.0 million with a 7-year term. The mortgage loan bears a fixed interest rate of 3.83% with monthly payments of interest only for the initial 48 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on March 5, 2021. The mortgage note is secured by Millenia 700. In conjunction with obtaining this loan, the Company repaid the existing $35.0 million mortgage note payable with the proceeds from the new mortgage note payable and $10.0 million from cash proceeds from the Company’s Rights Offering and the related transactions. In connection with the refinancing of the mortgage indebtedness, the Company wrote-off of deferred financing costs (net of accumulated amortization) and incurred a prepayment penalty of $0.1 million and $0.2 million, respectively, which are included in loss on early extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2014 and 2013.

On January 23, 2014, the Company, through a subsidiary, completed the refinancing of Southend with a mortgage note payable in the amount of $23.8 million with a 10-year term. The mortgage loan bears a fixed interest rate of 4.31% with monthly payments of interest only for the initial 36 months and monthly payments of principal and interest thereafter based on a 30-year amortization schedule. The loan matures on February 5, 2024. The mortgage note is secured by the Southend property. In conjunction with obtaining this loan, the Company repaid the $30.0 million interim mortgage note payable with the proceeds from the new mortgage note payable and $6.2 million from cash proceeds from the Company’s Rights Offering and the related transactions. In connection with the refinancing of the mortgage indebtedness, the Company wrote-off deferred financing costs (net of accumulated amortization) and incurred a prepayment penalty of $0.1 million and $0.3 million, respectively, which are included in loss on early extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2014.

On January 21, 2014, the Company, through a subsidiary, paid in full the indebtedness secured by the Estates at Maitland property in the amount of $4.2 million from the cash proceeds from the Company’s Rights Offering and the related transactions.

On January 17, 2014 the Company, through a subsidiary, paid in full the BMO Harris Bank N.A. secured revolving credit facility indebtedness secured by the Arbors River Oaks property in the amount of $9.0 million from the cash proceeds from the Company’s Rights Offering and the related transactions. In connection with the payoff of the indebtedness, the Company wrote-off deferred financing costs (net of accumulated amortization) of $0.2 million, which is included in loss on early extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2014.

2013

On May 31, 2013, the Company refinanced the mortgage for The Pointe at Canyon Ridge property with a mortgage note payable in the amount of $25.8 million. The loan bears interest at a fixed rate of 4.10% with two years of interest only payments followed by principal and interest payments based on a 30-year amortization schedule thereafter until maturity on June 1, 2025. The mortgage note is secured by the Pointe at Canyon Ridge property. In connection with the refinancing of the mortgage indebtedness, a prepayment penalty of $0.3 million has been included in loss on early extinguishment of debt in the consolidated statements of operations for the year ended December 31, 2013.

On April 25, 2013, a subsidiary of the Company refinanced The Estates at Maitland property with a mortgage note payable in the amount of $4.2 million. The Company was the guarantor of this indebtedness. The loan had a term of one year and provided a variable rate of prime rate plus 3.50% and required monthly interest-only payments for the term of the loan. In connection with the refinancing of the mortgage indebtedness, $0.1 million of deferred financing costs (net of accumulated amortization) were written off and have been included in loss on early extinguishment of debt in the consolidated statements of operations for the year ended December 31, 2013.

BMO Secured Revolving Credit Facility

On January 31, 2013, the Operating Partnership entered into a $14.0 million senior secured revolving credit facility (“BMO Credit Facility”) for which BMO Harris Bank N.A. served as sole lead arranger and administrative agent. The Company guaranteed the obligations of the Operating Partnership as the borrower under the BMO Credit Facility. The BMO Credit Facility had a term of three years and allowed for borrowings of up to $14.0 million, with an accordion feature that allowed the Operating Partnership to increase the availability thereunder by $66.0 million to an aggregate of $80.0 million under certain conditions as additional properties are included in the borrowing base. The Arbors River Oaks property was the only property included in the borrowing base. During the year ended December 31, 2013, the Operating Partnership used borrowings of $10.5 million drawn on the BMO Credit Facility to repay in full a mortgage loan on the Arbors River Oaks property, which had a balance of approximately $9.0 million as of December 31, 2012, as well as to fund prepayment penalties, closing costs and other related fees. The prepayment penalty of $0.7 million is included in loss on early extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2013. During the first quarter of 2013, the Operating Partnership borrowed an additional $2.5 million under the BMO Credit Facility, which was used for general corporate purposes. The Operating Partnership could elect whether interest on the option was calculated either at a base rate plus a margin of 150 basis points to 225 basis points, or at the rate of LIBOR plus a margin of 250 basis points to 325 basis points, in each case depending on the Company’s leverage ratio. As of December 31, 2013, the weighted average interest rate was 3.42%. In addition, the Operating Partnership paid a commitment fee of 0.25% to 0.35% quarterly in arrears based on the unused revolving credit commitment. As of December 31, 2013, the commitment fee was 0.25%.

As of December 31, 2014, the Company’s indebtedness consists of the following:

Property	Carrying Value as of December 31, 2014	Interest Rate	Remaining Term in Years
	(in thousands)
Fixed Rate Secured Indebtedness
Lakeshore on the Hill	$6,625	4.48%	3.00
The Trails of Signal Mountain	8,137	4.92%	3.42
Westmont Commons	17,920	3.84%	8.00
Bridge Pointe	11,314	4.19%	8.25
The Pointe at Canyon Ridge	25,800	4.10%	10.42
St. James	19,000	3.75%	8.50
Creekstone	23,250	3.88%	8.44
Talison	33,635	4.06%	8.69
Millenia 700	25,000	3.83%	6.18
Southend	23,750	4.31%	9.10
Miller Creek	26,250	4.60%	9.11
Craig Ranch	21,200	3.78%	6.28
Wake Forest	18,625	3.94%	6.11
Aventine	21,000	3.70%	6.11
Brier Creek	16,250	3.70%	7.26

Total fixed rate secured indebtedness	297,756	4.03%	7.75

Variable Rate Secured Indebtedness
Revolver	47,000	2.70%	2.08

Total outstanding indebtedness	$344,756	3.85%	6.98

The scheduled maturities of outstanding indebtedness as of December 31, 2014 are as follows:

For the year ending December 31,	(in thousands)
2015	$1,210
2016	1,976
2017	56,669
2018	11,468
2019	4,307
Thereafter	269,126

$344,756

The weighted average interest rate on the indebtedness balance outstanding at December 31, 2014 and 2013 was 3.85% and 4.42%, respectively. The mortgage notes evidencing the fixed rate secured indebtedness may be prepaid subject to a prepayment penalty equal to a yield-maintenance premium, defeasance, or a percentage of the loan balances as defined in the respective loan agreements.

NOTE E – INTANGIBLE ASSETS

The following table provides gross and net carrying amounts for each major class of intangible assets:

	As of December 31, 2014			As of December 31, 2013
(in thousands)	Gross carrying amount	Accumulated amortization	Net book Value	Gross carrying amount	Accumulated amortization	Net book Value
Intangible assets – in place leases	$10,988	$(10,988)	$—	$7,401	$(6,757)	$644
Intangible assets – property tax abatement	1,015	(427)	588	1,015	(88)	927

	$12,003	$(11,415)	$588	$8,416	$(6,845)	$1,571

Amortization expense related to the in-place leases included in depreciation and amortization expense in the consolidated statements of operations was $4.5 million, $4.4 million and $1.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Amortization expense pertaining to the tax abatement intangible asset of approximately $0.3 million and $0.1 million during the years ended December 31, 2014 and 2013, respectively, is included in real estate taxes and insurance expense in the consolidated statements of operations. There was no tax abatement amortization expense during the year ended December 31, 2012.

Estimated amortization expense for the next five years related to the tax abatement intangible asset is as follows:

For the year ending December 31,	(in thousands)
2015	$274
2016	181
2017	102
2018	31
2019	—

$588

NOTE F – INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

The Company owned 50% of the membership interests of BSF/BR Augusta JV, LLC (the “JV”), which owned 100% of the membership interests of BSF/BR Augusta, LLC, a legal entity that was formed for the sole purpose of owning the real property known as The Estates at Perimeter (“Perimeter”), a multifamily apartment community located in Augusta, Georgia. The property contains 240 garden-style apartment units contained in ten three-story residential buildings located on approximately 13 acres of land. The Company, through its subsidiaries, acquired its interest in the JV in September 2010 for $3.8 million. The carrying value of this investment was $2.4 million as of December 31, 2013.

In September 2014, the Company along with its JV partner committed to a plan to sell Perimeter by entering into a contract to sell their respective 50% membership interests in that property to an unaffiliated third party for $26.0 million. This sale transaction subsequently closed on December 10, 2014. The net proceeds from the sale of the property were used to repay in full the mortgage note payable and other transaction related expenses and then make distributions to the members of the JV, of which the Company’s proportionate share was approximately $3.4 million. In conjunction with the sale of Perimeter interests, the Company recorded a gain of approximately $1.1 million which is included in gains on sales of real estate assets in the consolidated statements of operations.

The JV followed GAAP and its accounting policies were similar to those of the Company. The Company shared in profits and losses of the JV in accordance with the JV operating agreement, which was reported as income from unconsolidated joint venture in the Company’s consolidated statements of operations. The Company received operating cash distributions of $0.2 million for each of the years ended December 31, 2014 and 2013. No contributions were made during the years ended December 31, 2014 and 2013. As of December 31, 2014, the Company accrued a receivable of approximately $0.1 million relating to final funds to be distributed by the JV during the second quarter of 2015 which is included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

The following table summarizes the consolidated financial information for this unconsolidated JV for the periods presented:

(in thousands)	As of December 31, 2013
Assets
Real estate investment in an operating property	$22,294
Cash and cash equivalents	269
Other Assets	20

Total assets	$22,583

Liabilities and members’ equity
Indebtedness	$17,601
Accounts payable and other liabilities	139

Total liabilities	17,740
Member’s equity	4,843

Total liabilities and members’ equity	$22,583

	Years ended December 31,
(in thousands)	2014	2013	2012
Revenue	$2,653	$2,755	$2,789
Property operations and maintenance	862	793	872
Real estate taxes and insurance	271	273	269
Interest expense	705	763	775
Depreciation and amortization	603	792	782

Net Income	$212	$134	$91

Company share of income from unconsolidated joint venture activities	$106	$67	$46

NOTE G – STOCKHOLDERS’ EQUITY

Common Stock Offerings

On January 16, 2014, the Company completed a transaction, which consisted of an offering of 15,797,789 shares of common stock at $6.33 per share to the holders of subscription rights granted to the Company’s existing stockholders and the related transactions (the “Rights Offering”) and a concurrent $50 million private placement (the “Private Placement”) of shares of common stock to certain investment entities managed or advised by Senator Investment Group LP (collectively, “Senator”) at $6.33 per share. In addition, Senator agreed to purchase all shares not purchased by holders of rights in the Rights Offering (the “Backstop Commitment”). Former executives of the Company agreed to purchase an aggregate of approximately $1.8 million of common stock in a private placement concurrently with the closing of the Rights Offering.

In addition, the holders of subscription rights in the Rights Offering, including these former executives who acquired their entire allotment in a private placement, acquired an aggregate of 15,565,462 shares for gross proceeds to the Company of approximately $98.5 million, or approximately 98.5% of the shares available in the Rights Offering. Pursuant to its Backstop Commitment, Senator acquired 232,327 shares of common stock for gross proceeds to the Company of approximately $1.5 million, or approximately 1.5% of the shares available in the Rights Offering. Combined with the shares acquired by Senator in the Private Placement and the shares issued to Senator as a fee for Senator’s Backstop Commitment and the Private Placement, Senator owned 9,316,055 shares, representing approximately 25.6% of the 36,350,182 shares of outstanding common stock of the Company after this recapitalization.

Pursuant to a stockholder agreement entered into with Senator (the “Stockholders Agreement”) in connection with the Private Placement and Backstop Commitment, the Company is required to file and cause a Resale Registration Statement to be declared effective by the SEC no later than January 16, 2015 (the “Effective Deadline”), the first anniversary of the closing of the Rights Offering. On December 16, 2014, Senator agreed to extend the Effective Deadline to April 16, 2015. If the Resale Registration Statement is not declared effective by April 16, 2015, the Company will be required to pay Senator a fee, payable in additional shares of the Company’s common stock (the “Additional Shares”), equal to 0.5% of the aggregate purchase price paid by Senator for the shares acquired in the Private Placement and Backstop Commitment for each full 30 calendar days (prorated for periods totaling less than 30 calendar days) thereafter until the Resale Registration Statement is declared effective, divided by the average of the volume-weighted average prices of the Company’s common stock over the 10 trading days prior to the issuance of such shares. Further, Senator has a right to seek liquidity with respect to shares of common stock that it owns if, on or after the 3.5-year anniversary of the closing of the Rights Offering (the “Liquidity Right Measurement Date”), the closing price of the Company’s common stock has not exceeded $10.00 per share (subject to certain adjustments set forth in the Stockholders Agreement) during any consecutive 10 trading day period during the 180 days prior to the Liquidity Right Measurement Date and Senator continues to own 4.9% or more of the Company’s outstanding common stock.

The Company contributed the net cash proceeds from the sale of 24,881,517 shares of the Company’s common stock offered in the Rights Offering and the related transactions of approximately $147.1 million after deducting offering expenses of approximately $2.9 million to the Operating Partnership in exchange for common units of the Operating Partnership. The Operating Partnership used approximately (i) $94.6 million to acquire five communities, (ii) $26.0 million to repay borrowings under the Revolver, (iii) $16.7 million to pay down, in part, certain indebtedness secured by two communities in conjunction with refinancing, and (iv) $4.2 million to pay down certain indebtedness secured by land held for development leaving approximately $5.6 million for working capital and general corporate purposes.

On May 16, 2013, the Company closed a public offering of 6,250,000 shares of its common stock, $0.01 par value per share, at a public offering price of $10.00 per share. The shares of common stock began trading on NASDAQ Global Market under the symbol “TSRE” on May 14, 2013. The Company received approximately $53.2 million in total net proceeds from the offering after deducting underwriting discounts and commissions and offering expenses payable by the Company, prior to any exercise of the underwriters’ over-allotment option. Deferred offering costs, which totaled approximately $5.1 million, were recorded against additional paid-in capital in the statement of stockholders’ equity.

On June 13, 2013, the Company sold an additional 103,443 shares of its common stock, $0.01 par value per share, at a price per share of $10.00 upon the partial exercise of the underwriters’ over-allotment option (the “Over-Allotment”), generating aggregate gross proceeds of $1.03 million. The proceeds to the Company of the Over-Allotment were $0.97 million, net of the underwriting discounts and commissions.

Reverse Stock Split

On January 17, 2013, the Company effected a 1-for-150 reverse stock split of its common stock and the common units of the Operating Partnership. All common stock and per share data included in these consolidated financial statements give effect to the reverse stock split and have been adjusted retroactively for all periods presented. Prior to the reverse stock split, the redemption of shares of the Class A preferred stock and the preferred units was not solely within the Company’s control since there were not sufficient shares of common stock available to cover all equity instruments potentially convertible into common stock, and accordingly, the Company classified the shares of common stock and common units as temporary equity in the consolidated balance sheet as of December 31, 2012. As a result of the amendment to the terms of the Class A preferred stock and Class B contingent units to provide for a minimum share price of $9.00 for purposes of the conversion of shares of Class A preferred stock into common stock and Class B contingent units into common units, as well as the reverse stock split, there are sufficient available shares of the Company’s common stock to cover all equity instruments potentially convertible into common stock and, accordingly, $26.8 million for Class A preferred stock and $19.4 million for the Class B and Class C preferred units are included in permanent equity in the consolidated balance sheet as of December 31, 2013.

Recapitalization

On June 1, 2012, the Company completed the 2012 Recapitalization with Predecessor. Immediately prior to the 2012 Recapitalization, Predecessor held a single parcel of land having minimal value (which was sold shortly after the 2012 Recapitalization) and conducted no operations. In the 2012 Recapitalization, Predecessor exchanged shares of common and preferred stock in Predecessor and common and preferred units in the newly formed Operating Partnership for certain multifamily residential real estate assets that were contributed by certain real estate entities and management operations under common control of affiliates of the Company. Immediately following the 2012 Recapitalization, these affiliates collectively owned approximately 96% of the voting stock of Predecessor. For accounting purposes, Trade Street Investment Adviser, LLLP (“TSIA”) was deemed to be the acquirer in the 2012 Recapitalization, although Predecessor was the legal acquirer and surviving entity in the transaction. Concurrent with the 2012 Recapitalization, Predecessor’s name was changed to Trade Street Residential, Inc. In connection with the 2012 Recapitalization, costs of approximately $2.7 million were incurred during 2012, of which $0.9 million was recorded as charges against additional paid-in capital in the accompanying statement of stockholders’ equity and $1.8 million was recorded as recapitalization expenses in the accompanying consolidated statements of operations. During the year ended December 31, 2014, the Company incurred additional recapitalization expense of approximately $1.0 million that is included in acquisition and recapitalization costs in the accompanying consolidated statements of operations. This recapitalization expense is comprised of $0.7 million relating to the settlement of a legal claim against Predecessor and $0.3 million relating to the evaluation of strategic alternatives for the Company. There were no recapitalization expenses incurred during the year ended December 31, 2013.

Private Placement

In May 2012, the Company entered into stock subscription agreements with 13 investors (including the Company’s Chief Executive Officer and certain directors) for the purchase of an aggregate of 178,333 shares of common stock at $15.00 per share, for a total of $2.7 million. The consideration was received from the investors from the end of June 2012 to the beginning of July 2012 and the shares of common stock were issued in August 2012. The shares of common stock issued pursuant to the private placement were not registered pursuant to Section Five of the Securities Act and, as a result, are subject to restrictions regarding their transfer.

Dividends Declared

The following table summarizes the dividends declared and/or paid by the Company during the years ended December 31, 2014, 2013 and 2012:

	Distributions Per Share of Common Stock/ Common Unit	Total Dividend declared (in thousands)	Dividend Declared Date	Dividend Payable Date
2014
Fourth Quarter	$0.09500	$3,709	November 19, 2014	January 15, 2015
Third Quarter	$0.09500	$3,711	August 12, 2014	October 15, 2014
Second Quarter	$0.09500	$3,713	May 13, 2014	July 15, 2014
First Quarter	$0.09500	$3,697	February 12, 2014	April 15, 2014

2013
Fourth Quarter	$0.09500	$1,090	December 2, 2013	January 17, 2014
Third Quarter	$0.09500	$1,082	August 29, 2013	October 14, 2013
Second Quarter	$0.15750	$1,795	April 22, 2013	July 12, 2013
First Quarter	$0.08550	$403	April 15, 2013	May 31, 2013

2012
Fourth Quarter	$0.08549	$450	January 25, 2013	March 15, 2013
Third Quarter	$0.07605	$400	December 14, 2012	December 31, 2012

In addition, in connection with each dividend prior to October 17, 2014, the Company declared that all cumulative unpaid dividends on its Class A preferred stock through each declaration date were payable, as required by the terms of the Class A preferred stock in the Company’s charter, of which approximately $0.1 million remained payable as of December 31, 2013. There were no dividends in arrears as of December 31, 2014.

Class A Preferred Stock, Common OP Units and Contingent B Units

The following table presents the Company’s issued and outstanding Class A preferred stock, common OP units and Class B contingent units in the consolidated balance sheets as of December 31, 2014 and 2013:

(in thousands, except share amounts)	Optional Redemption Date	Annual Dividend	As of December 31, 2014	As of December 31, 2013
Class A Preferred Stock, cumulative redeemable, liquidation preference $100.00 per share plus all accumulated, accrued and unpaid dividends (if any), 0 and 309,130 shares outstanding at December 31, 2014 and 2013, respectively	June 2019	(1)	$—	$26,624
Common OP Units, 2,343,500 units and 0 units outstanding at December 31, 2014 and 2013, respectively (4)	February 2015	(2)	$15,319	$—
Class B Contingent Units, 0 units and 210,915 units outstanding at December 31, 2014 and 2013, respectively (4)	June 2015	(3)	$—	$17,657

(1)	Cumulative annual cash dividends were at the rate of 1% of the liquidation preference per share, which increased to 2% on June 1, 2015 and 3% on June 1, 2016.
(2)	Dividend per common OP unit is the same as the dividend per share on the Company’s common stock.

(3)	Non-cumulative distribution of 1.5% per annum of the stated value per Class B contingent unit were to be ($0.375 per quarter) until December 31, 2014; 3.0% per annum of the stated value per Class B contingent unit ($0.75 per quarter) from January 1, 2015 through December 31, 2015; and 4.5% per annum of the stated value per Class B contingent unit ($1.125 per quarter) thereafter.
(4)	On February 23, 2014, 210,915 Class B contingent units were converted into 2,343,500 common OP units.

Class A Preferred Stock

On October 17, 2014, the Company executed and closed on an agreement with the holders of the Class A preferred stock to redeem 100% of the outstanding 309,130 shares of Class A preferred stock in exchange for:

•	Assignment of all interests in the following Land Investments:

•	Maitland, with a current indicated value of $9.4 million;

•	Millenia II, with a current indicated value of $6.25 million; and

•	Venetian, with a current indicated value of $4.0 million.

•	Assignment of all interests in the Sunnyside land parcel, with a current indicated value of $1.5 million;

•	Cash payment of $5.0 million.

The redemption of the Class A preferred stock was accounted for as an extinguishment that resulted in an increase of $1.2 million in net income attributable to common stockholders presented for the year ended December 31, 2014 in the accompanying consolidated statement of operations.

The Class A preferred stock ranked senior in preference to the Company’s common stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Company (but excluding a merger, change of control, sale of substantially all assets or bankruptcy of the Company, upon the occurrence of any of which all shares of Class A preferred stock would be automatically converted). The Class A preferred stock ranked junior to any class or series of stock the terms of which specifically provided that the holders thereof were entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company in preference or priority to the holders of shares of Class A preferred stock. The Class A preferred stock ranked on parity with any class or series of stock the terms of which specifically provided that the holders thereof were entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Company without preference or priority of one over the other. The Class A preferred stock had no voting rights except in certain limited instances.

On January 14, 2013, the terms of the Class A preferred stock were amended to provide that in calculating the number of shares of common stock to be issued upon conversion of shares of Class A preferred stock, the average market price of the Company’s common stock in the conversion calculation would not be less than $9.00 per share. As amended, shares of the Class A preferred stock are convertible into shares of the Company’s common stock at such time as the last of the properties contributed to the Company to be developed and opened for occupancy has attained 90% physical occupancy or has previously been disposed of by the Company. The shares are convertible at a conversion rate equal to the liquidation preference (as adjusted for certain decreases in value, in any, below June 1, 2012 levels) divided by the average market price of the Company’s common stock for the 20 trading days immediately preceding conversion, subject to a minimum price of $9.00 per share, subject to adjustments for any subsequent stock split, combination or exchange of the common stock after the date of issuance of the Class A preferred stock. The addition of the minimum conversion price of $9.00 per share and other changes in terms related to the Class A preferred stock was accounted for as an extinguishment that resulted in an increase of $3.5 million in net income attributable to common stockholders presented for year ended December 31, 2013 in the accompanying consolidated statement of operations.

On December 3, 2012, the Company and the Operating Partnership entered into a Contribution Agreement with BREF/BUSF Millenia Associates, LLC (the “Seller”) for the purchase of all of the Seller’s membership interests in Millenia 700, LLC, the owner of the 297 unit apartment community located in Orlando, Florida known as the Estates at Millenia (the “Developed Property”) and the 7-acre development site adjacent to the Developed Property (the “Development Property”) that is currently approved for 403 apartment units. The Developed Property and the Development Property were contributed to the Operating Partnership on December 3, 2012. Consideration for the purchase included 100,000 shares of Class A preferred stock, plus an additional 35,804 shares of Class A preferred stock issued on March 14, 2013, for which a liability of $3.3 million was included in acquisition consideration payable in preferred stock as of December 31, 2012. The issued shares were not registered under the Securities Act, and were, therefore, subject to certain restrictions on transfer. Upon receipt of the final certificate of occupancy for the Development Property, the Company was to issue to the Seller that number of additional shares of Class A preferred stock equal to 20% of the increase in value of the Development Property. The Class A preferred stock were redeemable, at the Company’s option, on or after the 7th anniversary of issuance.

Common and Preferred OP Units, Contingent B Units

On February 23, 2014, Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Trade Street Operating Partnership, LP converted all of the 210,915 Class B contingent units discussed below into 2,343,500 common units of limited partnership interest in the Operating Partnership. The conversion of Class B contingent units into the common OP units was accounted for as an extinguishment that increased additional paid-in capital and noncontrolling interest in the accompanying consolidated balance sheet by approximately $1.9 million and $0.5 million, respectively. The common units are redeemable after February 23, 2015, at the Company’s option, for cash or shares of the Company’s common stock on a one-for-one basis.

In conjunction with the 2012 Recapitalization, the following units were issued and accounted for as noncontrolling interests in the financial statements of the Company:

•	546,132 common units

•	98,304 Class B preferred units

•	98,304 Class C preferred units

Common units were redeemable at the option of the holder at any time after June 1, 2013. On February 8, 2013, the agreement of limited partnership for the Operating Partnership was amended and restated to combine the 98,304 Class B preferred units and the 98,304 Class C preferred units into a single class of partnership units, designated as Class B contingent units, and to amend certain other terms. The Operating Partnership issued one Class B contingent unit for each outstanding Class C preferred unit and all Class B preferred units became Class B contingent units, resulting in a total of 196,608 Class B contingent units.

On March 26, 2013, the partners of the Operating Partnership executed the Second Amended and Restated Agreement of Limited Partnership to amend the terms of the Class B contingent units at which time the 546,132 common units were exchanged for 14,307 additional Class B contingent units. The exchange of the common units for additional Class B contingent units was accounted for as an extinguishment that reduced noncontrolling interest in the accompanying consolidated balance sheet by approximately $8.2 million, which resulted in an increase of $8.2 million in net income attributable to common stockholders presented for the year ended December 31, 2013 in the accompanying consolidated statement of operations. As amended, the Class B contingent units were entitled to non-cumulative quarterly distributions that were preferred with respect to the payment of distributions on common units and pari passu with the payment of distributions on Class A preferred units. The quarterly distributions on the Class B contingent units were to be declared and set aside for payment prior to any distributions being declared on the common units for that quarterly period. The amount of the distributions were to be $0.375 per quarter (1.5% per annum of the stated value per Class B contingent unit) until December 31, 2014, $0.75 per quarter (3.0% per annum of the stated value per Class B contingent unit) from January 1, 2015 through December 31, 2015 and $1.125 per quarter (4.5% per annum of the stated value per Class B contingent unit) thereafter.

The Class B contingent units were convertible into common units in four tranches based upon the sale or stabilization which was defined as the achievement of 90% physical occupancy, of the Land Investments, as follows (except that all Class B contingent units would automatically be converted into common units upon, among other events, a change of control, sale of substantially all assets or bankruptcy of the company):

•	52,728.75 units upon the earlier to occur of (i) the stabilization of the development property, The Estates at Maitland, and (ii) the sale of The Estates at Maitland.

•	52,728.75 units upon the earlier to occur of (i) the stabilization of the development property, Millenia Phase II, and (ii) the sale of Millenia Phase II.

•	105,457.50 units upon the earlier to occur of (i) the stabilization of either the development property, Midlothian Town Center-East or the development property, Venetian, and (ii) the sale of either Midlothian Town Center-East or Venetian.

The Class B contingent units were convertible into common units on the schedule set forth above at a conversion rate equal to $100.00 per unit divided by, generally, the average closing price of common stock for the 20 trading days prior to the date of conversion, subject to a minimum price of $9.00 per share (subject to further adjustment for subsequent stock splits, stock dividends, reverse stock splits and other capital changes). The Class B contingent units ranked equally with common units with respect to losses of the Operating Partnership and shared in profits only to the extent of the distributions. The Class B contingent units did not have a preference with respect to distributions upon any liquidation of the Operating Partnership.

Redemption of Noncontrolling interests

On June 1, 2012, four of the Company’s property owning subsidiaries entered into an agreement to purchase their respective noncontrolling interests for approximately $7.7 million. During 2013, payments were made to redeem these noncontrolling interests of which $3.8 million is reported in net cash provided by financing activities within continuing operations and $3.9 million is reported in net cash used by financing activities within discontinued operations in the accompanying consolidated statements of cash flows. Upon payment in full of the outstanding amounts, the noncontrolling interests were canceled.

NOTE H – MANAGEMENT TRANSITION EXPENSES, STOCK-BASED COMPENSATION AND BENEFIT PLAN

Management Transition Expenses: Pursuant to the terms of a Separation Agreement and Release (the “Baumann Separation Agreement”), effective February 23, 2014, between Michael D. Baumann and the Company, Mr. Baumann resigned his employment as Chief Executive Officer of the Company and as Chairman and a member of the Company’s Board of Directors. In consideration of a mutual release of claims against the Company and other related parties, and certain other agreements and covenants, Mr. Baumann received payments totaling approximately $2.4 million pursuant to the terms of the Separation Agreement. In addition, the Baumann Separation Agreement provided for the accelerated vesting of 54,338 shares of unvested restricted stock and Mr. Baumann surrendered 14,373 shares to cover tax withholding obligations applicable to the vesting of the shares. The agreement also provided for the conversion of 210,915 Class B contingent units held by Mr. Baumann into 2,343,500 common units in the Operating Partnership, which resulted in a non-cash compensation charge of $2.5 million that has been included in management transition expenses in the consolidated statement of operations for the year ended December 31, 2014.

Pursuant to the terms of a Separation Agreement and Release (the “Levin Separation Agreement”), effective March 18, 2014, between David Levin and the Company, Mr. Levin resigned his employment as President and as Vice Chairman and a member of the Company’s Board of Directors. In consideration of a mutual release of claims against the Company and other related parties, and certain other agreements and covenants, pursuant to the terms of the Levin Separation Agreement, Mr. Levin received 375,000 fully vested shares of common stock in a private placement, of which he surrendered 102,563 shares to cover tax withholding obligations applicable to the issuance of the shares. This resulted in a non-cash compensation charge of $2.8 million which is included in management transition expenses in the consolidated statement of operations for the year ended December 31, 2014.

Pursuant to the terms of a Separation Agreement and Release (the “Hanks Separation Agreement”), effective November 3, 2014, between Ryan Hanks and the Company, Mr. Hanks resigned his employment as Chief Investment Officer of the Company. In consideration of a mutual release of claims against the Company and certain other agreements and covenants, the Hanks Separation Agreement provided for the accelerated vesting of 75,142 shares of unvested restricted stock and Mr. Hanks surrendered 24,694 shares to cover tax withholding obligations applicable to the vesting of the shares. Pursuant to the Separation Agreement, Mr. Hanks has agreed to make himself available to the Company in a consulting capacity at no cost (other than reasonable expense reimbursement) until the earlier of November 3, 2015 and the occurrence of a Change in Control (as defined in the Company’s 2013 EIP).

During the year ended December 31, 2014, certain other members of management resigned and received cash payments totaling $0.5 million, as well as accelerated vesting of an aggregate of 24,150 share of unvested restricted stock that was reduced by an aggregate of 6,491 shares to cover tax withholding obligations applicable to the vesting of the shares. The Company also incurred legal and certain other expenses related to this management transition of $0.9 million for the year ended December 31, 2014.

As a result of the above, the Company recognized an aggregate expense of $10.0 million for the year ended December 31, 2014, which is reported as management transition expenses in the accompanying consolidated statements of operations.

Stock-based Compensation: On January 24, 2013, the Company’s stockholders approved the Trade Street Residential, Inc. 2013 Equity Incentive Plan (as amended, the “2013 EIP”), which is intended to attract and retain independent directors, executive officers and other key employees and individual service providers, including officers and employees of the Company’s affiliates. On May 15, 2014, the Company’s stockholders approved an amendment to the 2013 EIP, which increased the number of shares of the Company’s common stock available for issuance under the EIP by 2,500,000 shares to a new total of 2,881,206 shares. The shares can be issued as restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), performance units, incentive awards and other equity-based awards.

On May 16, 2014, the Company issued an aggregate of 174,310 RSAs, of which 5,283 were issued, vested and are unrestricted and 169,027 were issued subject to (i) vesting over a period of four years and (ii) the employees’ and directors’ continued service with the Company. On May 16, 2013, the Company issued an aggregate of 301,877 RSAs for which all shares were issued subject to similar vesting requirements as those associated with the May 16, 2014 grant. RSA’s are entitled to receive any dividends paid by the Company on those shares during the vesting period.

Compensation expense associated with RSAs is based on the market price of the shares on the date of the grant, net of estimated forfeitures, and is amortized on a straight-line basis over the applicable vesting period (generally four years). The forfeiture rate is revised, as necessary, in subsequent periods if actual forfeiture experience exceeds prior expectations. As of December 31, 2014, the weighted-average forfeiture rate for the two grants under the 2013 EIP was approximately 7.0%. Compensation expense associated with RSAs of $0.5 million and $0.2 million for the years ended December 31, 2014 and 2013, respectively, is recorded in general and administrative expense in the consolidated statements of operations.

During the year ended December 31, 2014, a total of 193,999 shares vested and became unrestricted of which 153,630 shares vested in connection with the resignation of two former executive officers and certain other members of management, which was treated as a modification of stock based awards, resulting in additional cost of $0.9 million that is included in management transition expenses in the consolidated statement of operations for the year ended December 31, 2014.

During the year ended December 31, 2013, 58,866 shares vested and became unrestricted in connection with the resignation of a former executive officer, which was treated as a modification of stock based awards, resulting in additional cost of $0.3 million, and is included in general and administrative expense in the condensed consolidated statement of operations. In addition, during the year ended December 31, 2013, 75,000 fully vested shares of common stock were granted to a former executive officer and the related grant date fair value of $0.5 million was included in general and administrative expense in the condensed consolidated statement of operations.

As of December 31, 2014, there was $1.1 million of unrecognized compensation cost related to non-vested restricted stock granted under the 2013 EIP. This cost is expected to be recognized over a period of 2.9 years.

Following is a summary of the RSAs granted, vested and forfeited to participants with the related weighted average grant value. Of the shares that vested during the year ended December 31, 2014, the Company withheld 30,381 shares to satisfy the tax obligations for those participants who elected this option, as permitted under the 2013 EIP.

	Shares	Weighted Average Grant Value
Balances at January 1, 2013 (non-vested)	—	$—
Granted	376,877	9.23
Vested	(133,866)	6.78
Forfeited	—	—

Balances at December 31, 2013 (non-vested)	243,011	9.80
Granted	174,310	7.26
Vested	(193,999)	8.02
Forfeited	(43,395)	9.80

Balances at December 31, 2014 (non-vested)	179,927	$7.85

In addition the Company issued 21,000 fully vested shares of common stock at a price of $10.00 per share in a private placement to its independent directors in lieu of 2013 director fees in connection with the Company’s public offering on May 16, 2013. A non-cash expense of $0.2 million was recorded in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2013.

401 (k) Savings Plan: In October, 2013, the Company adopted a voluntary defined contribution retirement plan pursuant to Section 401 of the Code (the “401K Plan”) that allows eligible employees to contribute a percentage of their compensation to the 401K Plan. The Company matched 50% of the employee’s pre-tax contribution up to a maximum employee contribution of 6% of salary. The Company made contributions of approximately $0.2 million and $0.03 million, respectively, to the 401K Plan during the years ended December 31, 2014 and 2013.

NOTE I – TRANSACTIONS WITH RELATED PARTIES

Due From / To Related Parties: Due from related parties as of December 31, 2013 is comprised primarily of a $0.6 million promissory note which the Company acquired from one of the contributors of entities in the 2012 Recapitalization. The note, which was due on demand, bore interest at 12% per annum. Accrued interest included in due from related parties was approximately $0.2 million as of December 31, 2013. The Company received payment in full during the year ended December 31, 2014.

NOTE J – COMMITMENTS AND CONTINGENCIES

Legal Proceedings: The Company may from time to time be involved in legal proceedings arising from the normal course of business. Other than routine litigation arising out of the ordinary course of business, with the exception of the following matter, the Company is not presently subject to any litigation nor, to the Company’s knowledge, is any litigation threatened against the Company.

Due to the nature of the 2012 Recapitalization, as described in Note G, the Company could find itself subject to a legal claim or proceeding associated with the previous business operations of the Predecessor. During the fourth quarter of 2014, the Company resolved a claim involving disputed charges on property previously owned by the Predecessor for which a settlement of approximately $0.7 million was negotiated and subsequently closed on February 13, 2015 (see Note N). The charge associated with this settlement is reflected in acquisition and recapitalization costs in the accompanying consolidated statements of operations and in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Due to the nature of the Company’s operations, it is possible that the Company’s existing properties have or properties that the Company will acquire in the future have asbestos or other environmental related liabilities.

Operating Leases: The Company leases office space for the Company’s headquarters in Aventura, Florida. Rent expense included in the accompanying statement of operations was approximately $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. Amounts of minimum future annual rental commitments under the operating lease commencing January 1, 2015 and expiring July 31, 2016 are $0.3 million for 2015 and $0.2 million for 2016.

Property Management Agreements: Prior to the 2012 Recapitalization, the Company was externally managed and was a party to property management agreements with third parties with respect to the management of certain of the Companies operating properties. The agreements provided for monthly management fees that ranged from 3.0% to 4.0% of gross monthly collections of rent. The total property management fees for the year ended December 31, 2012 was approximately $0.3 million and is included in property operations and maintenance expenses in the accompanying consolidated statements of operations. There were no property management agreements or fees paid during the years ended December 31, 2014 and 2013.

Guarantee: In connection with the 2012 Recapitalization described above, as a condition to closing, the Company and the Operating Partnership were required to become co-guarantors (and, with respect to certain properties, co-environmental indemnitors) on certain outstanding mortgage indebtedness related to the properties contributed as part of the 2012 Recapitalization discussed in Note G, in order to replace, and cause the release of certain affiliated contributing entities as the guarantors and environmental indemnitors under the existing guarantees and environmental indemnity agreements, as applicable. The Company’s position as a co-guarantor and co-indemnitor with respect to the contributed properties could result in partial or full recourse liability to the Company or the Operating Partnership in the event of the occurrence of certain prohibited acts set forth in such agreements.

Other Contingencies: In the ordinary course of business, the Company issues letters of intent indicating a willingness to negotiate for acquisitions, dispositions, or joint ventures and also enter into arrangements contemplating various transactions. Such letters of intent and other arrangements are typically non-binding as to either party unless and until a definitive contract is entered into by the parties. Even if definitive contracts relating to the purchase or sale of real property are entered into, these contracts generally provide the purchaser with time to evaluate the property and conduct due diligence, during which periods the purchaser will have the ability to terminate the contracts without penalty or forfeiture of any deposit or earnest money. There can be no assurance definitive contracts will be entered into with respect to any matter covered by letters of intent or the Company will consummate any transaction contemplated by any definitive contract. Furthermore, due diligence periods for real property are frequently extended as needed. An acquisition or sale of real property generally becomes probable at the time the due diligence period expires and the definitive contract has not been terminated. The Company is then at risk under a real property acquisition contract unless the agreement provides for a right of termination, but generally only to the extent of any earnest money deposits associated with the contract, and are obligated to sell under a real property sales contract. As of December 31, 2014, the Company had non-refundable earnest money deposits of approximately $0.2 million included in prepaid expenses and other assets in the accompanying balance sheets. As of December 31, 2013, the Company had earnest money deposits of approximately $5.9 million included in prepaid expenses and other assets in the accompanying balance sheets, of which approximately $5.4 million was non-refundable.

NOTE K – INCOME TAXES

The Company has maintained and intends to maintain its election as a REIT under the Internal Revenue Code of 1986, as amended. In order for the Company to continue to qualify as a REIT it must meet a number of organizational and operational requirements, including a requirement to distribute annual dividends to its stockholders equal to a minimum of 90% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gains. As a REIT, the Company generally will not be subject to federal income tax on its taxable income at the corporate level to the extent such income is distributed to its stockholders annually. If taxable income exceeds dividends in a tax year, REIT tax rules allow the Company to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal and state income taxes at regular corporate rates, including any applicable alternative minimum tax. In addition, the Company may not be able to re-qualify as a REIT for the four subsequent taxable years. Historically, the Company has incurred only non-income based state and local taxes. The Company’s Operating Partnership is a flow through entity and is not subject to federal income taxes at the entity level.

The Company has provided for non-income based state and local taxes in the consolidated statement of operations for all periods presented. Prior to June 1, 2012, the Company operated solely through partnerships which were flow-through entities and were not subject to federal income taxes at the entity level. Other tax expense has been recognized related to entity level state and local taxes on certain ventures. The Company accounts for the uncertainty in income taxes in accordance with GAAP, which requires recognition in the financial statements of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following a tax audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company applied this guidance to its tax positions for the year ended December 31, 2014. The Company has no material unrecognized tax benefits and no adjustments to its financial position, results of operations or cash flows were required. The Company recognizes accrued interest and penalties related to uncertain tax positions, if any, as income tax expense.

For certain entities that are part of the Company, tax returns are open for examination by federal and state tax jurisdictions for the years 2012 through 2014. Because many types of transactions are susceptible to varying interpretations under federal and state income tax laws, the amounts reported in the accompanying consolidated financial statements may be subject to change at a later date upon final determination by the respective taxing authorities. No such examination is presently in progress.

NOTE L – REAL ESTATE ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

In April 2014, the FASB issued Accounting Standards Update (ASU) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360), Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which amends the requirements for reporting discontinued operations. Under ASU 2014-08, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component or group of components meets the criteria to be classified as held for sale or when the component or group of components is disposed of by sale or other than by sale. In addition, this ASU requires additional disclosures about both discontinued operations and the disposal of an individually significant component of an entity that does not qualify for discontinued operations presentation in the financial statements. The Company has adopted the provisions of ASU 2014-08 effective January 1, 2014 and has applied the provisions prospectively.

Prior to January 1, 2014, the Company accounted for properties as discontinued operations when all of the criteria of ASC 360-45-9 were met. The results of operations and cash flows from discontinued operations are included in the Company’s accompanying consolidated financial statements up to the date of disposition. Accordingly, prior period operating activity of such properties has been reclassified as discontinued operations in the accompanying financial statements for the year ended December 31, 2013 and 2012.

Real estate assets held for sale or sold subsequent to January 1, 2014

The Company’s real estate assets held for sale as of or sold during the year ended December 31, 2014 included the following:

Property Name	Location	Date Sold
Operating Property
Post Oak	Louisville, Kentucky	July 11, 2014

Land Investments
Venetian	Fort Myers, Florida	October 17, 2014
Midlothian Town Center – East (“Midlothian”)	Midlothian, Virginia	Held for sale
The Estates at Maitland (“Maitland”)	Maitland, Florida	October 17, 2014
Millenia Phase II (“Millenia II”)	Orlando, Florida	October 17, 2014
Sunnyside	Panama City, Florida	October 17, 2014

Operating Property

In May 2014, the Company committed to a plan to actively market the Post Oak operating property and on July 11, 2014, the Company completed that sale. The net cash proceeds were approximately $7.8 million and the Company recognized a gain of approximately $0.4 million that is included in gains on sales of real estate assets on the consolidated statement of operations for the year ended December 31, 2014.

Land Investments

In February 2014, the Company committed to a plan to actively market for sale the Venetian, Midlothian and Maitland Land Investments. As a result of this plan, the Company recorded an impairment charge in the consolidated statement of operations related to these properties for $12.4 million to reduce their carrying value of the aforementioned assets to their estimated fair value during the year ended December 31, 2013.

Also, in March 2014, upon completion of foreclosure proceedings, the Company committed to a plan to actively market for sale the Sunnyside Land Investment (see also Note C).

On October 17, 2014, the Company executed and closed on an agreement with the holders of the Class A preferred stock to redeem all 309,130 shares outstanding in exchange for the transfer of title to all of the Company’s Land Investments except for the Midlothian Land Investment, in which the Company retained all rights and interests, plus a cash payment of $5.0 million. See Note G for additional disclosure regarding the Company’s redemption of all of the outstanding shares of the Company’s Class A preferred stock.

As a result of this agreement, the Company recorded an approximate $8.0 million charge for impairment of the values of four of the five Land Investments during the year ended December 31, 2014. This non-cash impairment charge was based upon fair value estimates determined from unobservable market inputs, such as (i) opinions of value from independent commercial brokers and (ii) purchase offers or bids from unrelated third parties, that the Company believes provide the best indication of the current liquidation value of the Land Investments given the Company’s intent to dispose of these Land Investments in connection with the transaction to redeem all of the Company’s outstanding shares of Class A preferred stock (see Note G). Approximately $0.7 million of this impairment charge was associated with the Midlothian Land Investment as discussed below.

A summary of the impairment charges recognized by the Company during the years ended December 31, 2014 and 2013 is as follows:

		Years Ended December 31,
Asset	Location	2014	2013
		(in thousands)

Millenia – Phase II	Orlando, FL	$6,774	$—
The Estates at Maitland	Maitland, FL	—	1,613
Midlothian Town Center – East	Midlothian, VA	673	4,079
Venetian	Fort Myers, FL	400	6,727
Sunnyside	Panama City, FL	115	—

		$7,962	$12,419

Contract for Sale – Midlothian Land Parcel

On October 7, 2014, the Company entered into a non-binding agreement with a third party to purchase the Company’s undivided interest in the Midlothian land parcel for $3.6 million. This agreement is subject to customary terms for similar transactions, including a period of examination during which the agreement could be cancelled by the Company or the purchaser, and would be expected to close during the second quarter of 2015.

The real estate assets held for sale as of December 31, 2014 were as follows:

(in thousands)	As of December 31, 2014
Real estate assets held for sale	$3,492
Other assets, primarily restricted cash	549

Real estate assets held for sale	$4,041

The Company’s net loss from real estate assets held for sale or sold which is included in loss from continuing operations for the years ended December 31, 2014, 2013 and 2012 is as follows.

	Years Ended December 31,
(in thousands)	2014	2013	2012
Total property revenues	$633	$1,156	$1,088

Expenses:
Property expenses	378	607	592
Interest expense	31	330	240
Depreciation and amortization	120	342	339
Development and pursuit costs	229	159	—
Loss on early extinguishment of debt	177	—	—
Other expenses	15	124	23

Total expenses	950	1,562	1,194
Impairment associated with land holdings	(7,962)	(12,419)	—
Gains on sales of real estate assets	353	—	—

Loss from real estate assets held for sale	$(7,926)	$(12,825)	$(106)

See Note F for information regarding the Company’s JV investment in Perimeter which was also sold during the year ended December 31, 2014. The Company had no real estate assets held for sale as of December 31, 2013.

Discontinued Operations prior to January 1, 2014

The Company’s discontinued operations during the year ended December 31, 2013 and 2012 included the following:

Property Name	Location
Beckanna on Glenwood – “Beckanna”	Raleigh, North Carolina
Terrace at River Oaks – “River Oaks”	San Antonio, Texas
Oak Reserve at Winter Park – “Oak Reserve”	Winter Park, Florida
Fontaine Woods – “Fontaine”	Chattanooga, Tennessee
The Estates at Mill Creek – “Mill Creek”	Buford, Georgia

The results of operations and cash flows from discontinued operations are included in the Company’s accompanying consolidated financial statements up to the date of disposition. Additionally, as required by GAAP, the results of operations, assets and liabilities and cash flows of the abovementioned properties have been separately presented as discontinued operations in the accompanying consolidated financial statements.

In January 2013 the Company committed to a plan to actively market the Beckanna operating property and on December 24, 2013, the Company completed the sale for $8.8 million, including the assumption by the buyer of the existing mortgage loan balance and a non-cancellable operating ground lease of $6.2 million and $7.5 million, respectively. The sale resulted in a gain to the Company of approximately $1.5 million, which has been included in discontinued operations during the year ended December 31, 2013.

As a result of the purchase of Beckanna on October 31, 2011, the Company assumed a non-cancellable operating ground lease. The term of the lease was through March 23, 2055, with the option to extend the lease for five additional ten-year periods, from the expiration date of the initial term of the lease. The payments related to this operating lease were expensed on a straight-line basis. Amortization of the unfavorable ground lease obligation was recognized over its respective term, for which amortization expense was recorded, in the amount of approximately $0.2 million for each of the years ended December 31, 2013 and 2012. Net rent expense incurred under this operating lease amounted to approximately $1.2 million for each of the years ended December 31, 2013 and 2012 and which are reported in loss on operations of rental property in discontinued operations.

In July 2013 the Company committed to a plan to actively market the River Oaks operating property and on December 16, 2013 the Company completed the sale for $22.5 million, including the assumption by the buyer of the existing mortgage loan balance in the amount of $14.3 million. The sale resulted in a gain to the Company of approximately $3.2 million, which has been included in discontinued operations during the year ended December 31, 2013.

On June 12, 2013, the Company sold its 100% interest in Oak Reserve for $11.7 million. The decision to sell this property was made in January 2013. The sale resulted in a gain to the Company of approximately $0.5 million, which has been included in discontinued operations for the year ended December 31, 2013.

In November 2012 the Company committed to a plan to actively market its 70% interest in Fontaine to its joint venture partner and on March 1, 2013 the Company completed the sale for $10.5 million, including the assumption by the buyer of the Company’s 70% portion of a $9.1 million mortgage. The sale resulted in a gain to the Company of approximately $1.6 million, which has been included in discontinued operations during the year ended December 31, 2013.

On November 10, 2012, the Company sold the Mill Creek property for $27.5 million. The sale resulted in a net gain of approximately $2.1 million, consisting of a $2.2 million gain recorded in the fourth quarter of 2012 and $0.1 million reduction in the gain during the year ended December 31, 2013. The reduction in the gain resulted in a post-closing purchase price reduction during the year ended December 31, 2013.

The following table provides a summary of selected operating results the properties classified as discontinued operations in the consolidated statement of operations for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
(in thousands)	2013	2012
Total property revenues	$6,387	$11,820
Expenses:
Property expenses	4,263	6,788
Interest expense	1,534	2,924
Depreciation and amortization	476	3,709
Other expenses	527	586

Loss before gain from sale of rental property	(413)	(2,187)
Gain from sale of rental property	6,685	2,183

Income from operation of discontinued rental property, including gains/losses on disposals	$6,272	$(4)

The Company had no discontinued operations as of December 31, 2014.

NOTE M – QUARTERLY DATA (unaudited)

Quarterly financial information in 2014 and 2013 was as follows:

	Quarters During the Year Ended December 31, 2014 (1)
(in thousands, except per share amounts)	First (2)	Second (2)	Third (3)	Fourth (2) (4)
Total revenue	$11,410	$14,653	$15,306	$15,498
Loss from continuing operations	(16,081)	(4,024)	(9,432)	(780)
Net loss	(16,081)	(4,024)	(9,432)	(780)
Net income (loss) attributable to common stockholders of Trade Street Residential, Inc.	(15,194)	(3,999)	(9,086)	482
Earnings (loss) per common share – basic and diluted Continuing operations	$(0.48)	$(0.11)	$(0.25)	$0.01
Weighted average number of shares outstanding:
Basic	31,746	36,452	36,468	36,500
Diluted	31,746	36,452	36,468	38,844

	Quarters During the Year Ended December 31, 2013 (1)
(in thousands, except per share amounts)	First (5) (7)	Second	Third (6)	Fourth (7)
Total revenue	$5,285	$6,437	$8,027	$9,208
Income (loss) from continuing operations	(4,188)	(4,748)	1,961	(15,853)
Income (loss) from discontinued operations	1,487	289	(80)	4,576
Net income (loss)	(2,701)	(4,459)	1,881	(11,277)
Net income (loss) attributable to common stockholders of Trade Street Residential, Inc.	6,795	(4,034)	1,360	(9,732)
Earnings (loss) per common share – basic and diluted
Continuing operations	$1.12	$(0.55)	$0.13	$(1.28)
Discontinued operations	0.32	0.04	(0.01)	0.41

Net earnings (loss) attributable to common stockholders	$1.44	$(0.51)	$0.12	$(0.87)

Weighted average number of shares outstanding:
Basic and Diluted	4,717	7,907	11,099	11,226

(1)	Net income per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net income per share amounts may not equal the total computed for the year.

(2)	During the quarters ended March 31, 2014, June 30, 2014 and December 31, 2014, the Company recorded management transition expense of $9.0 million, $0.3 million and $0.7 million, respectively, related to the resignation of certain executive officers and other members of management (See Note H).
(3)	During the quarter ended September 30, 2014, the Company recorded an $8.0 million charge for impairment of the values for four of the five Land Investments owned by the Company related to its transaction to redeem all of its outstanding share of Class A preferred stock (See Note G).
(4)	During the quarter ended December 31, 2014, the Company recorded an increase of $1.2 million in net income attributable to common stockholders as a result of extinguishment related to its transaction to redeem all of its outstanding share of Class A preferred stock (See Note G).
(5)	During the quarter ended March 31, 2013, the Company recorded an increase of $11.7 million in net income attributable to common stockholders as a result of extinguishments related to Class A preferred stock and Class B contingent units, less related adjustments attributable to participating securities for $2.5 million (see Note G).
(6)	During the quarter ended September 30, 2013, the Company recorded a $6.9 million gain on bargain purchase from the Fountains Southend acquisition (See Note C).
(7)	During the quarter ended March 31, 2013 and December 30, 2013, the Company recorded a $0.6 million $11.8 million, respectively, impairment loss on the land held for future development properties (See Note L).

NOTE N – SUBSEQUENT EVENTS

Legal Proceeding

As discussed in Note J, during the fourth quarter of 2014, the Company resolved a claim involving disputed charges on property previously owned by the Predecessor for which a settlement of approximately $0.7 million was negotiated and subsequently closed on February 13, 2015. The charge associated with this settlement is reflected in acquisition and recapitalization costs in the accompanying consolidated statements of operations and in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

SCHEDULE III – Real Estate Assets and Accumulated Depreciation for the year ended December 31, 2014

(in thousands)					Initial cost
Property	City	State	Encumbrances		Land and improvements	Building and improvements	Costs capitalized subsequent to acquisition	Furniture & Fixtures	Gross amounts at close of period	Accumulated depreciation	Year built/ renovated	Year of acquisition	Depreciable lives in years
Real Estate:
The Pointe at Canyon Ridge	Sandy Springs	GA	$25,800		$16,689	$16,718	$526	$2,301	$36,234	$4,209	1986/2007	September-08	10-40
Arbors River Oaks	Memphis	TN	—	(1)	2,630	12,840	1,455	545	17,470	2,365	1990/2010	June-10	10-40
Lakeshore on the Hill	Chattanooga	TN	6,625		1,000	8,661	399	181	10,241	1,497	1969/2005	December-10	10-40
The Trails of Signal Mountain	Chattanooga	TN	8,137		1,461	9,815	593	411	12,280	1,923	1975	May-11	10-40
Mercé Apartments	Addison	TX	—	(1)	1,182	6,113	140	582	8,017	1,287	1991/2007	October-11	10-40
Fox Trails	Plano	TX	—	(1)	3,392	16,491	600	624	21,107	2,328	1981	December-11	10-40
Millenia 700	Orlando	FL	25,000		4,606	36,070	152	1,278	42,106	1,964	2012	December-12	10-50
Westmont Common	Ashville	NC	17,920		2,275	19,184	175	333	21,967	1,279	2003/2008	December-12	10-40
Bridge Pointe	Huntsville	AL	11,314		2,083	12,437	269	366	15,155	959	2002	March-13	10-40
St. James at Goose Creek	Goose Creek	SC	19,000		4,036	22,255	136	460	26,887	1,107	2009	May-13	10-50
Creekstone at RTP	Durham	NC	23,250		3,994	30,823	52	306	35,175	1,255	2012	May-13	10-50
Talison Row at Daniel Island	Charleston	SC	33,635		5,179	41,294	61	810	47,344	1,329	2013	August-13	10-50
Fountains Southend	Charlotte	NC	23,750		7,643	30,740	32	751	39,166	983	2013	September-13	10-50
The Estates at Wake Forest	Wake Forest	NC	18,625		5,295	30,633	357	866	37,151	904	2013	January-14	10-50
Miller Creek at Germantown	Memphis	TN	26,250		4,633	37,332	(14)	1,030	42,981	972	2012/2013	January-14	10-50
The Aventine Greenville	Greenville	SC	21,000		4,814	34,720	66	1,513	41,113	934	2013	February-14	10-50
Waterstone at Brier Creek	Raleigh	NC	16,250		4,712	26,989	194	692	32,587	643	2013/2014	March-14	10-50
Avenues at Craig Ranch	McKinney	TX	21,200		6,654	33,317	27	1,722	41,720	839	2013	March-14	10-50
Waterstone at Big Creek	Alpharetta	GA	—	(1)	5,673	33,106	59	1,003	39,841	698	2013	April-14	10-50

Total Operating Properties			$297,756		$87,951	$459,538	$5,279	$15,774	$568,542	$27,475

Real estate held for sale:
MTC East	Richmond	VA	—		7,783	—	(4,291)	—	3,492	—	Held for sale	August-09	N/A

Total real estate held for sale			—		7,783	—	(4,291)	—	3,492	—

Total			$297,756		$95,734	$459,538	$988	$15,774	$572,034	$27,475

(1)	These properties are secured by the Revolver which had an outstanding principal balance of $47.0 million as of December 31, 2014 (see Note D to the consolidated financial statements).

Reconciliation of real estate owned:
in thousands	2014	2013
Balance at January 1	$372,388	$279,994
Acquisitions of operating properties	234,573	164,524
Improvements	2,559	2,488
Reduction – impairments	(7,962)	(12,419)
Casualty write-off	(719)	—
Cost of real estate sold	(28,805)	(62,199)

Balance at December 31	$572,034	$372,388

Reconciliation of accumulated depreciation
in thousands	2014	2013
Balance at January 1	$14,369	$10,242
Depreciation expense	14,758	7,550
Dispositions	(1,652)	(3,423)

Balance at December 31	$27,475	$14,369